                                                                   EXHIBIT 99.7

================================================================================

                             Second Quarterly Report

                        on the Economy, Fiscal Situation,
                                   and Outlook

================================================================================

                               Fiscal Year 2003/04

                                   Six Months

                             April -- September 2003

                             [BRITISH COLUMBIA LOGO]

                               Ministry of Finance

                                  www.gov.bc.ca

--------------------------------------------------------------------------------

                British Columbia Cataloguing in Publication Data

British Columbia. Ministry of Finance.
    Quarterly report on the economy, fiscal situation and Crown corporations. -- ongoing-

    Quarterly.
    Title on cover: Quarterly report.
    Continues: British Columbia. Ministry of Finance.
Quarterly financial report. ISSN 0833-1375.
    ISSN 1192-2176 -- Quarterly Report on the economy, fiscal situation and Crown corporations.

    1. Finance, Public -- British Columbia -- Accounting
-- Periodicals. 2. British Columbia -- Economic conditions
-- 1945- -- Periodicals.*
3. Corporations, Government -- British Columbia --
Accounting -- Periodicals. I. Title.

     HJ13.B77       354.711'007231'05

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

TABLE OF CONTENTS

Second Quarterly Report 2003/04                                    November 2003

--------------------------------------------------------------------------------

Summary .................................................................    3

Part One -- Updated 2003/04 Financial Forecast
   Introduction .........................................................    5
   Revenue ..............................................................    6
   Expense ..............................................................    8
   Full-Time Equivalents (FTE's) ........................................   10
   Provincial Capital Spending ..........................................   11
   Provincial Debt ......................................................   11
   Risks to the Forecast ................................................   12
   Topic Box: British Columbia's Equalization Revenue ...................   14

   Tables:
      1.1 2003/04 Forecast Update .......................................    7
      1.2 2003/04 Pressures Allocated to the Contingencies Budget .......    9
      1.3 2003/04 Pressures Being Managed ...............................   10
      1.4 Capital Spending Update .......................................   11
      1.5 Provincial Debt Update ........................................   12

Part Two -- Economic Report

   Overview .............................................................   19
   International Economic Developments ..................................   19
   Provincial Outlook ...................................................   21
   British Columbia Economic Developments ...............................   23
   British Columbia Economic Forecast ...................................   27
   Risks to the Economic Outlook ........................................   28

   Tables:
      2.1 Private Sector Exchange Rate Forecasts ........................   23
      2.2 British Columbia Economic Indicators ..........................   24
      2.3 Current Economic Statistics ...................................   30

   Charts:
      2.1 Consensus outlook for 2003 growth .............................   20
      2.2 Consensus expects strong U.S. growth in 2004 ..................   20
      2.3 Interest rates remain low .....................................   22
      2.4 Rapid appreciation of the Canadian dollar .....................   22
      2.5 Provincial accounts 2002 GDP revisions: improvement for B.C....   23
      2.6 Exports increase led by energy ................................   24
      2.7 Natural gas prices moderate in 2003 ...........................   25
      2.8 Lumber prices peak in September ...............................   25
      2.9 Robust employment growth in 2003 ..............................   26
      2.10 Strong housing starts continue in October ....................   27
      2.11 2004 BC real GDP forecasts average 2.8 per cent ..............   28

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                        Second Quarterly Report 2003/04

2                              Table of Contents
--------------------------------------------------------------------------------


Appendix

   Financial Results: For the Six Months Ended September 30, 2003 and 2003/04 Full-Year Forecast

   Tables:
      A.1  Operating Results ............................................   32
      A.2  Operating Results - Changes from Budget 2003 .................   32
      A.3  Revenue by Source ............................................   34
      A.4  Expense by Ministry, Program and Agency ......................   35
      A.5  Revenue Assumptions - Changes from Budget 2003 ...............   36
      A.6  Expense Assumptions - Changes from Budget 2003 ...............   38
      A.7  Expense by Function ..........................................   39
      A.8  Full-Time Equivalents ........................................   39
      A.9  Capital Spending .............................................   40
      A.10 Capital Expenditure Projects Greater Than $50 Million ........   41
      A.11 Provincial Debt ..............................................   42
      A.12 Statement of Financial Position ..............................   43

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                        Second Quarterly Report 2003/04

--------------------------------------------------------------------------------
SUMMARY
Second Quarterly Report 2003/04
November 2003                                            [BRITISH COLUMBIA LOGO]
--------------------------------------------------------------------------------

Updated 2003/04 Financial Forecast

-----------------------------------------------------------------------------------
($ millions)                                           Budget   Forecast   Variance
-----------------------------------------------------------------------------------
   Revenue ........................................    26,319    26,421       102
   Expense ........................................   (28,119)  (28,271)     (152)
                                                      -------   -------    ------
Deficit before forecast allowance .................    (1,800)   (1,850)      (50)
Forecast allowance ................................      (500)     (450)       50
                                                      -------   -------    ------
Deficit ...........................................    (2,300)   (2,300)       --
                                                      =======   =======    ======
Provincial debt:
   Total debt .....................................    40,966    38,745    (2,221)
   Total debt as a per cent of GDP ................      29.4%     27.5%     (1.9%)
   Taxpayer-supported debt ........................    32,046    30,497    (1,549)
   Taxpayer-supported debt as a per cent of GDP ...      23.0%     21.6%     (1.4%)
-----------------------------------------------------------------------------------

o The B.C. economy picked up in the July to September quarter, as high forest product and energy prices helped to offset the impacts of the rapid rise of the Canadian dollar. Most sectors of the B.C. economy, in particular construction, posted positive growth during the quarter. Strong third quarter U.S. GDP results caused analysts to increase their U.S. growth forecasts for both 2003 and 2004.

o The positive B.C. results for the quarter translated into an improved jobs market, with employment rising by 30,100 jobs in October bringing B.C.'s unemployment rate down to 7.8%.

o The current Ministry of Finance forecast, prepared in September, for B.C. real GDP growth is 1.5% in 2003 and 2.6% in 2004. This compares with private sector consensus forecasts of 1.5% in 2003 and 2.8% in 2004.

o The 2003/04 fiscal plan continues to weather the effects of economic and fiscal shocks, and the forecast deficit remains unchanged from budget at $2.3 billion. This includes a $450 million forecast allowance, unchanged from the first Quarterly Report.

o The new forecast includes updated forest fire costs, costs for October's floods, the $418 million sale of drilling rights in September, higher estimates of personal income tax revenues for 2002, and higher Crown corporation income, offset by lower equalization transfers. However, the forecast does not include any impact of the BC Rail investment partnership, as it had not been completed at the time that this forecast was finalized.

o Forest fire fighting and related costs are expected to total $497 million, $439 million higher than budgeted. Flood related costs are forecast to total $29 million, $16 million above budget. These costs are partially offset by federal disaster funding of $140 million; discussions as to additional federal funding are continuing.

o Outside of forest fire and flood costs, ministries are expected to be on budget for the year. An unallocated contingencies budget of $85 million is also in place to protect against spending pressures over the rest of the year.

o Provincial debt at the end of the 2003/04 fiscal year is expected to be $2.2 billion lower than in the February budget, mainly due to a stronger financial position at the end of the 2002/03 fiscal year, lower capital spending and lower requirements for BC Hydro.

o The key taxpayer-supported debt-to-GDP ratio is forecast to reach 21.6% for 2003/04, lower than the 23.0% forecast in Budget 2003 and well below the 25.0% forecast in Budget 2002.

o An updated five-year economic forecast, the third Quarterly Report for 2003/04 and an updated three-year fiscal plan will be released with the next budget on February 17, 2004. The plan will include balanced budgets for 2004/05 to 2006/07 and reflect the BC Rail investment partnership.

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

--------------------------------------------------------------------------------

PART ONE -- UPDATED 2003/04 FINANCIAL FORECAST

Second Quarterly Report 2003/04                                    November 2003

--------------------------------------------------------------------------------

Introduction

          The government's forecast for 2003/04 remains unchanged from budget despite the fiscal impact of numerous significant challenges including natural disasters such as the summer forest fires and fall floods, slower than expected economic growth, and reductions to equalization entitlements. The deficit remains at $2.3 billion, with the forecast allowance unchanged from the first Quarterly Report at $450 million. However, the forecast does not include any impact of the BC Rail investment partnership, as it had not been completed at the time that this forecast was finalized.

          The revenue forecast is $64 million lower than the first Quarterly Report. Substantially lower equalization entitlements were partially offset by improvements in personal income tax revenue and commercial Crown corporation net income, plus increased federal disaster relief funding.

          Total spending is $64 million below the first Quarterly Report forecast. Of this, projected consolidated revenue fund (CRF) spending for 2003/04 is $37 million lower due to reduced estimates for forest fire related expenses and lower interest costs for direct operating debt. Other expenses are forecast to be $27 million lower than the first Quarterly Report forecast, mainly due to lower interest costs for borrowing on behalf of commercial Crown corporations.

          The forecast allowance for 2003/04 at $450 million is unchanged from the first Quarterly Report recognizing the potential volatility of revenue sources (see Risks to the Forecast section at the end of this chapter).

          The main changes to the 2003/04 fiscal forecast in the second quarter are summarized in Table 1.1.

          An updated five-year economic forecast, the third Quarterly Report for 2003/04 and an updated three-year fiscal plan including balanced budgets for 2004/05 to 2006/07 will be released with the next budget on February 17, 2004. The impact of the BC Rail investment partnership will also be included in the third Quarterly Report.

          Operating results for the first six months of 2003/04 show a deficit of $530 million, a $328 million improvement from budget largely due to better-than-expected revenue and Crown corporation net income during the first half of the fiscal year. Details are provided in Appendix Tables A1, A3 and A4.

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

6                      Updated 2003/04 Financial Forecast
--------------------------------------------------------------------------------


Revenue

          The 2003/04 updated revenue forecast incorporates year-to-date results for the first six months, preliminary tax assessments from the federal government for 2002 and prior years, new estimates of equalization and Canada health and social transfer entitlements, and updated forecasts from ministries and Crown corporations. The revenue forecast is $64 million lower than the first Quarterly Report forecast, $102 million higher than budget. The main changes from the first Quarterly Report forecast for 2003/04 are:

          o Personal income tax revenue is up $200 million reflecting higher-than-expected 2002 tax assessments. The forecast assumes that revenue arising from changes to 2002 and prior years is up $129 million, and 2003/04 revenue is $71 million higher.

          o The forecast for corporation income tax revenue is $11 million lower due to a lower average tax rate as a result of an increased proportion from small businesses, partially offset by an improved 2002 BC tax base, a higher forecast of the national tax base, and higher assessments for 2001 and prior years.

          o Property transfer tax revenue is up $65 million reflecting the strong housing market this year due in part to low mortgage rates, and federal and provincial tax cuts.

          o Revenue from energy and mineral sources is up $151 million due to higher sales of drilling rights (including the record $418 million September sale) and improved mineral prices, partially offset by reduced revenue from natural gas and petroleum royalties and Columbia River Treaty entitlements due to lower energy prices.

          o Forests revenue is down $58 million mainly due to a lower forecast for harvest volumes.

          o Equalization revenue is down $669 million due to lower 2003/04 entitlement and a negative prior-year adjustment. Entitlement for 2003/04 is estimated at $468 million, down $249 million due to updated federal estimates, an improved B.C. personal income tax base, a lower Ontario personal income tax base and higher sales of drilling rights. However, the 2003/04 entitlement is completely eroded by updated information resulting from prior year assessments. See the topic box at the end of this chapter for further details on federal equalization payments.

          o Canada health and social transfer (CHST) entitlements are up $86 million. Revenue for prior years is $107 million higher mainly due to the offsetting interaction between the CHST and equalization programs when equalization entitlement is relatively low. Current year CHST revenue is $21 million lower reflecting reduced population estimates and higher tax point deductions due to an improved personal income tax base.

          o The forecast for other federal contributions is $120 million higher due to increased federal government contributions toward forest fire fighting costs.

          o All other taxpayer-supported revenue is $16 million lower due to weaker revenue from investment earnings and fees and licences, partially offset by an improved outlook for revenues from water resources, motor vehicle licences and permits, and miscellaneous sources.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                       Updated 2003/04 Financial Forecast                      7
--------------------------------------------------------------------------------


          Table 1.1 2003/04 Forecast Update

          ------------------------------------------------------------------------------------------------
             ($ millions)                                                                          2003/04
          ------------------------------------------------------------------------------------------------
          2003/04 deficit - Budget 2003 Fiscal Plan (February 18, 2003).........................    (2,300)
          First Ministers' Accord on Health Care Renewal:
             Additional revenues from the federal government....................................       319
             Additional BC commitments to health care...........................................      (319)
                                                                                                    ------
          2003/04 deficit - Fiscal Plan (May 29, 2003 Supply Act)...............................    (2,300)
                                                                                                    ------

          First Quarterly Report Forecast Updates: (1)
             Total revenue increases............................................................       166
             Total expense increases............................................................      (216)
             Forecast allowance reduction.......................................................        50
                                                                                                    ------
                Net change......................................................................        --
                                                                                                    ------
          2003/04 deficit - first Quarterly Report .............................................    (2,300)
                                                                                                    ------
          Second Quarterly Report Forecast Updates:
             Revenue increases (decreases)
             Personal income tax revenue - mainly due to higher 2002 tax assessments:
                   - prior year adjustment (higher 2002/03 and earlier revenue) ................       129
                   - higher 2003/04 revenue ....................................................        71
             Corporation income tax revenue - lower average tax rates, partially offset by
                improved prior year tax entitlements ...........................................       (11)
             Property transfer tax revenue - strong housing market .............................        65
             Energy revenue - mainly higher sales of drilling rights, partially offset by lower
                energy prices ..................................................................       151
             Forests revenue - mainly lower timber harvest volumes .............................       (58)
             Federal transfers - mainly impact of revised 2002 tax and
                natural gas bases on CHST and equalization entitlements:
                   - prior year adjustment (lower 2002/03 and earlier entitlements) ............      (313)
                   - lower 2003/04 entitlement .................................................      (270)
             Federal transfers - fire relief funding ...........................................       120
             All other taxpayer-supported revenue - mainly lower cost recoveries ...............       (16)
             Commercial Crown corporation net income:
                BC Hydro - mainly additional interest savings ..................................        31
                BC Rail - mainly operating efficiencies and increased railcar rental revenue....        25
                ICBC - reserve for potential legal tariff increase, partially offset by lower
                   claims and insurance operations costs .......................................       (25)
                Other Crown corporation changes - primarily LDB operating results ..............        37
                                                                                                    ------
                   Total revenue decreases .....................................................       (64)
                                                                                                    ------
             Less : expense increases (decreases)
             Lower forest fire costs ...........................................................       (65)
             Higher disaster response costs including floods ...................................        33
             Lower interest and other costs - mainly due to delayed borrowing ..................        (5)
                                                                                                    ------
                   CRF expense decreases .......................................................       (37)
             Taxpayer-supported Crown corporation and agency expenses and adjustments - mainly
                lower cost recoveries ..........................................................       (27)
                                                                                                    ------
                   Total expense decreases .....................................................       (64)
                                                                                                    ------
                Net change .....................................................................        --
                                                                                                    ------
          2003/04 deficit - second Quarterly Report ............................................    (2,300)
                                                                                                    ======
          ------------------------------------------------------------------------------------------------

(1) Further details on the first Quarterly Report forecast updates are provided in Appendix Table A.2.

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

8                       Updated 2003/04 Financial Forecast
--------------------------------------------------------------------------------


          Commercial Crown Corporations Net Income

          o BC Hydro's projected operating results for 2003/04 continue to improve since the update presented in the first Quarterly Report. At $146 million, the current forecast is $31 million higher than the previous forecast and a total $216 million improvement over budget. The second quarter change is primarily due to lower interest costs on outstanding debt as a result of reduced borrowing for capital needs and lower interest rates.

          o The Liquor Distribution Branch (LDB) forecasts a $36 million improvement to its bottom line for 2003/04. Estimated costs for the transition of retail outlets have been reduced by $33 million. As well, overall sales are higher than expected, resulting in a $3 million increase in net income.

          o BC Rail forecasts an additional $25 million improvement to its 2003 operating results projection since the first Quarterly Report, reflecting increased railcar rental revenue, operating efficiencies, and reduced amortization costs. The forecast does not include any impact of the BC Rail investment partnership, as it had not been completed at the time that this forecast was finalized.

          o ICBC's projected result for the 2003 calendar year is $25 million lower than the forecast reported in the first Quarterly Report, as the forecast now includes a reserve for a potential increase in tariff rates for litigation. The total improvement over budget is now $52 million. Dry weather conditions during the first nine months of 2003 is expected to result in a 5.2 per cent reduction in projected claims costs and insurance operations expenses for the full year.

               On November 12, 2003 the BC Utilities Commission approved a 0.4 per cent increase in ICBC's premium rates for mandatory insurance. In addition, ICBC has announced a 0.4 per cent increase in optional insurance rates Both of these decisions take effect January 1, 2004 and will not affect the corporation's 2003 results.

Expense

          Government expense includes spending for ministries and other programs of the consolidated revenue fund (CRF), combined with the expense of taxpayer-supported Crown corporations and agencies. Total expense for the first six months of the 2003/04 fiscal year reflected approximately $340 million in unforeseen forest fire-related costs. However, the total April to September expense is only $69 million above budget due to under-spending in the first quarter of this fiscal year.

          Before adding the unforeseen cost of natural disasters, total expense for the full fiscal year is expected to be $303 million below budget. After including these costs, total expenses are forecast to be $152 million higher than budget.

          Consolidated Revenue Fund Expense

          During the first half of the fiscal year, CRF spending (ministries, special offices and other programs) was $174 million higher than expected, reflecting forest fire-related costs that were partially offset by below-budget spending in most programs and lower debt interest costs (see Appendix Table A.4).

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                      Updated 2003/04 Financial Forecast                       9
--------------------------------------------------------------------------------


          In total, spending for ministries and other programs is forecast to be $136 million below budget for the full 2003/04 fiscal year before including the unprecedented high costs of this year's forest fires and additional costs for flooding. After taking into account additional forest fire and flood related costs, CRF spending is forecast to be $319 million higher than budget for the full 2003/04 fiscal year.

          The main changes to the 2003/04 forecast since the first Quarterly Report are:

          o Forest fire, flood and related costs - the Ministry of Forests projection for fire fighting and rehabilitation costs is $65 million lower than estimated in the first Quarterly Report. This reduction is partially offset by a $33 million increase in projected fire and flood-related costs by the Ministry of Public Safety and Solicitor General. In total, projected spending for these areas decreased by $32 million, resulting in total disaster spending being $455 million higher than budgeted.

          o The management of public funds and debt (debt interest) forecast has been reduced an additional $6 million since the first Quarterly Report, mainly due to delayed borrowing.

          o Officers of the Legislature - higher spending is expected for the Information and Privacy Commissioner's office, to carry out its mandate under the new Personal Information Protection Act, and for Elections BC due to additional costs related to recall petitions. The additional spending for the Information and Privacy Commissioner has been recommended by the Select Standing Committee on Finance and Government Services, and is provided for in a Supplementary Estimate recently approved by the Legislature.

          Certain spending commitments and pressures totaling $85 million have been notionally allocated to the Contingencies budget. These allocations include:

          o Up to $27 million for potentially higher-than-expected costs for litigation in various areas and potential settlements of claims under the Crown Proceeding Act. In the first Quarterly Report, these items were included as pressures in the Ministry of Attorney General.

          o Up to $22 million for expected costs related to the Port Coquitlam missing persons investigation (known as Project Evenhanded), a decrease of $4 million from the forecast in the first Quarterly Report based on updated information.

          o $15 million as part of the 1995 Vancouver Island Gas Pipeline Assistance Agreement. The province is required to make payments to Terasen Inc. for

          Table 1.2 2003/04 Pressures Allocated to the Contingencies Budget
          ----------------------------------------------------------------------

                                                                        ($ millions)
          Crown Proceeding Act payments and other litigation costs...        27
          Port Coquitlam missing persons investigation...............        22
          Vancouver Island Gas Pipeline Assistance Agreement.........        15
          Bovine spongiform encephalopathy (BSE) assistance..........        11
          Air India trial............................................         7
          Pickton trial..............................................         3
                                                                            ---
             Subtotal................................................        85
          Unallocated................................................        85
                                                                            ---
          Total contingencies budget.................................       170
                                                                            ===

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                         Second Quarterly Report 2003/04

10                     Updated 2003/04 Financial Forecast
--------------------------------------------------------------------------------


               the value of a volume of natural gas set out in the agreement. Higher-than-assumed natural gas prices have increased the estimated payment required for 2003/04. This is a new allocation since the first Quarterly Report, and was previously shown as a pressure in the Ministry of Energy and Mines.

          o $11 million to provide assistance to cattle producers and packers affected by the U.S. export ban on beef resulting from the discovery of bovine spongiform encephalopathy (BSE) in one animal in Alberta. This is an increase of $9 million since the first Quarterly Report.

          o Up to $10 million for expected costs related to the Pickton and Air India trials, a decrease of $6 million from the forecast in the first Quarterly Report based on updated information.

          Funding for the significant costs of various natural disasters to hit B.C. this year are provided for by statute under the Forests Practices Code and Emergency Program Act and does not require additional approval of the Legislature. Nevertheless, once the full costs for disasters are known for 2003/04, the government intends to bring in Supplementary Estimates next spring.

          Except for forest fire-related program areas, ministries are expected to be on budget at year-end. As shown in Table 1.3, in addition to the pressures allocated to the contingencies budget, the Ministry of Attorney General is managing pressures related to higher costs for legal counsel services, the Human Rights Tribunal and the Human Rights Clinics.

          Table 1.3 2003/04 Pressures Being Managed

          ----------------------------------------------------------------------------------
                                                                                ($ millions)
          Attorney General - higher costs for legal counsel, the Human Rights
             Tribunal and Human Rights Clinics ..................................     3
          ----------------------------------------------------------------------------------

          Other expense

          To determine total government spending, the expenses of taxpayer-supported Crown corporations are combined with CRF expense. Accounting adjustments are used to eliminate double counting of expenses and to record, as revenues, costs recovered from external agencies. The main change to the forecast for these expenses from the first Quarterly Report is a reduction in debt interest costs for borrowing on behalf of commercial Crown corporations.

Full-Time Equivalents (FTEs)

          Taxpayer-supported FTEs include those of ministries and special offices, taxpayer-supported Crown corporations and agencies, and children and family development governance authorities. The forecast for 2003/04 is largely unchanged since the update in the first Quarterly Report, with only an increase of 13 FTEs in taxpayer-supported Crown corporations. Overall, total FTEs are expected to decline by 257 from the February budget (see Appendix Table A.8), primarily due to changes in the timing of restructuring in various taxpayer-supported Crown corporations.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                       Updated 2003/04 Financial Forecast                     11
--------------------------------------------------------------------------------


Provincial Capital Spending

          Total capital spending is forecast to be $2.2 billion in 2003/04, $274 million lower than the Budget 2003 projection and $144 million lower than the first Quarterly Report forecast (see Table 1.4 and Appendix Table A.9).

          Taxpayer-supported capital spending is down $91 million from the first Quarterly Report mainly reflecting lower-than-forecast expenditures for education and health facilities and ministry capital.

          Self-supported Crown corporation capital spending is down $53 million from the first Quarterly Report, mainly reflecting deferred spending for the Vancouver Island generation project as a result of the regulatory approval process.

          Table 1.4 Capital Spending Update
          -------------------------------------------------------------------
             ($ millions)                                             2003/04
          -------------------------------------------------------------------
          Budget 2003 Capital spending                                 2,513
             Taxpayer-supported first Quarterly Report changes ....     (154)
             Self-supported first Quarterly Report changes ........       24
                                                                       -----
          Updated capital spending - first Quarterly Report .......    2,383
             Taxpayer-supported changes:
                Education facilities ..............................      (28)
                Health facilities .................................      (20)
                Government operating (ministry minor capital) .....      (29)
                Other .............................................      (14)
                                                                       -----
                   Total taxpayer-supported changes ...............      (91)
                                                                       -----
             Self-supported changes:
                BC Hydro ..........................................      (51)
                Other .............................................       (2)
                                                                       -----
                   Total self-supported changes ...................      (53)
                                                                       -----
             Total second Quarterly Report changes ................     (144)
                                                                       -----
          Updated capital spending - second Quarterly Report ......    2,239
                                                                       =====
          -------------------------------------------------------------------

          Significant capital projects (those with multi-year budgets totaling $50 million or more) are shown in Appendix Table A.10. The table reflects delayed completion of the Vancouver Island generation project and the Georgia Strait pipeline crossing, as well as higher costs for the pipeline resulting from the delay. These projects are currently included in the table; however, BC Hydro has initiated a Call-for-Tender process to solicit proposals for supplying Vancouver Island with additional power.

Provincial Debt

          Total provincial debt is projected to total $38.7 billion at March 31, 2004. This amount is $2.2 billion lower than the Budget 2003 projection (see Table 1.5 and Appendix Table A.11). The updated debt forecast is $235 million lower than the first Quarterly Report reflecting:

          o lower-than-forecast capital spending on education and health projects;

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

12                     Updated 2003/04 Financial Forecast
--------------------------------------------------------------------------------


          Table 1.5 Provincial Debt Update

          -----------------------------------------------------------------------------------
             ($ millions)                                                             2003/04
          -----------------------------------------------------------------------------------
          Budget 2003 total debt ..................................................    40,966
             Taxpayer-supported debt changes:
                Opening balance adjustment ........................................      (221) (1)
                First Quarterly Report changes ....................................    (1,194)

             Self-supported debt changes:
                Opening balance adjustment ........................................      (190) (1)
                First Quarterly Report changes ....................................      (331)
             Forecast allowance reduction .........................................       (50)
                                                                                       ------
             Total first Quarterly Report changes .................................    (1,986)
                                                                                       ------
          Updated total debt - first Quarterly Report .............................    38,980
             Taxpayer-supported debt changes:
                Education and health facilities - mainly lower capital spending ...       (52)
                Transportation - mainly lower working capital requirements ........       (19)
                BC Buildings - lower working capital requirements .................       (56)
                Other .............................................................        (7)
                                                                                       ------
                   Total taxpayer-supported changes ...............................      (134)
                                                                                       ------
             Self-supported debt changes:
                BC Hydro - improved operating results and lower capital spending...      (100)
                Other .............................................................        (1)
                                                                                       ------
                   Total self-supported changes ...................................      (101)
                                                                                       ------
             Total second Quarterly Report changes ................................      (235)
                                                                                       ------
          Updated total debt - second Quarterly Report ............................    38,745
                                                                                       ======
          -----------------------------------------------------------------------------------

          (1) March 31, 2003 year-end changes between the February 2003 budget forecast and the 2002/03 Public Accounts.

          o    lower-than-forecast working capital requirements for BC
               Buildings; and

          o improved operating results and lower-than-forecast capital spending for BC Hydro.

          Total provincial debt is forecast at 27.5 per cent of provincial GDP at March 31, 2004, while taxpayer-supported debt is forecast at 21.6 per cent of GDP(1). These ratios have improved from the Budget 2003 projections due to the lower debt forecast and a higher estimate for current dollar GDP.

Risks to the Forecast

          The major revenue risks to the forecast stem from changes to economic variables, including the economic growth of B.C.'s trading partners, commodity price fluctuations (especially natural gas, lumber and electricity), and consumer spending and tourism activity in the province.

          Some of the ongoing risks to the 2003/04 forecast detailed in the first Quarterly Report are reflected in the current update. The major ongoing risks include:

          o the outcome of the softwood lumber dispute with the U.S. which could have both an economic and fiscal impact on B.C. depending on the terms of any settlement and industry's response;
----------
(1) The ratio of a province's taxpayer-supported debt relative to its GDP is a measure of a province's ability to manage its debt load. B.C.'s taxpayer-supported debt-to-GDP ratio is one of the lowest in Canada, and this translates into a strong credit rating and lower debt service costs.

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

                      Updated 2003/04 Financial Forecast                      13
--------------------------------------------------------------------------------


          o the effect of higher exchange rates on the Canadian and B.C. economies;

          o    commercial Crown corporation operating results; and

          o    B.C.'s equalization entitlements.

          The federal government's equalization formula is very sensitive to economic developments in other provinces as well as in B.C. Additionally, changes to the equalization program as the federal government revises the formula to be used over the next five years could have significant effects on expected equalization revenues. Some options being considered by the federal government could eliminate B.C.'s equalization entitlements entirely. The topic box at the end of this chapter provides more information on the calculation of equalization payments and the related volatility.

          BC Hydro's net income is significantly affected by weather patterns, which can change both reservoir levels and demand for power, and in turn BC Hydro's energy costs for domestic consumption as well as electricity trade margins.

          The risk to BC Hydro of a potential negative ruling by the U.S. Federal Energy Regulatory Commission (FERC) on the trading practices of Powerex, a BC Hydro subsidiary, is significantly reduced as FERC staff are recommending full exoneration of Powerex's trading activities during the California power crisis. Other proceedings related to the recovery of amounts owing from California are ongoing.

          The single largest spending variance to the forecast for 2003/04 has been the result of natural disasters in the province. The current forecast assumes moderation in activity and costs starting in the latter part of the fall, however weather, primarily precipitation levels, remains a key risk. Government has initiated a review of the 2003 forest fire season and Treasury Board will be reviewing the future year budget allocations for these costs as part of the development of Budget 2004.

          Other spending risks include:

          o Potential caseload trends in the ministries of Human Resources and Children and Family Development.

          o Potential costs for pending litigation and settlement. These types of costs are difficult to forecast as to amounts and timing of settlements.

          o Actuarial valuations of the larger public sector pension plans. These valuations are under way and could change the estimated liabilities of these plans. Key parameters which affect these valuations are the recent history and forecasts for investment returns on assets held by pension plans, inflation and salary growth.

          o Current trends in interest rates have resulted in lower debt service costs for the health and education programs as well as the rest of government. These could change in the event of unexpected developments in financial markets.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

14                          Updated Financial Forecast
--------------------------------------------------------------------------------


                     British Columbia's Equalization Revenue

--------------------------------------------------------------------------------

British Columbia's equalization revenue estimates have changed significantly since the first Quarterly Report. Forecasts of equalization revenue for 2003/04 have fallen from $717 million to $468 million. At the same time, revenues estimates for prior fiscal years for which BC was entitled to receive equalization (2001/02 and 2002/03) have been reduced by $468 million. As a result, equalization revenue for 2003/04, including the reductions for prior years (2001/02 and 2002/03), is now estimated to be zero.

The purpose of this topic box is to explain this significant reduction in BC's equalization revenue in the current fiscal year (2003/04), and the estimation of equalization revenues more generally.

The Federal Estimates

The federal government produces official estimates of equalization entitlements for each province, including BC, on two occasions each year - in late February/early March (Spring), and in late September/early October (Fall). At each of these points in time, an estimate is produced for each "open year" - the current fiscal year, and three prior fiscal years. In the latest Fall 2003 estimates (released on October 14, 2003) for example, equalization estimates were produced for the current fiscal year (2003/04) and each of the "open years" of 2000/01, 2001/02 and 2002/03.

The first federal equalization estimate for any given fiscal year is produced each Spring immediately prior to the start of that fiscal year. For example, the first estimate for fiscal year 2003/04 was produced in Spring 2003. For the purposes of the equalization program and the estimate of what each province is owed, a total of eight estimates, at a rate of two per year (Spring and Fall), are generated by the federal government for any given fiscal year. This means that the amount of equalization owed by the federal government to any given province for any given fiscal year is not finalized until 30 months after the end of that fiscal year. To illustrate:

o the first federal estimate of BC's equalization entitlement for fiscal year 2000/01 was produced in Spring 2000; the final amount owed to BC for fiscal year 2000/01 was not known until Fall 2003 (eight estimates and three and one-half years later);

o the first federal estimate of BC's equalization entitlement for fiscal year 2001/02 was produced in Spring 2001; the final amount owed to BC for fiscal year 2001/02 will not be finalized until the Fall of 2004;

o the first federal estimate of BC's equalization entitlement for fiscal year 2002/03 was produced in Spring 2002; the final amount owed to BC for fiscal year 2002/03 will not be finalized until the Fall of 2005; and

o the first federal estimate of BC's equalization entitlement for 2003/04, the current fiscal year, was produced in Spring 2003; the final amount owed to BC for fiscal year 2003/04 will not be finalized until the Fall of 2006.

The large lag between when a fiscal year ends and when the equalization entitlement for that year is finalized is necessitated by the length of time required to finalize all of the information that goes into the calculation of an equalization entitlement. There are over 30 revenue sources in the equalization formula, and numerous pieces of information/data are required to calculate each individual revenue source. With few exceptions, data is not included by the federal government in the calculation of equalization entitlements until it is final.

--------------------------------------------------------------------------------

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                         Second Quarterly Report 2003/04

                         Updated Financial Forecast                           15
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

The extensive use of this lagged data in the federal estimates makes all but the final few estimates highly unreliable for fiscal planning purposes. Furthermore, large swings often occur between one estimate and the next as new final data becomes available and are incorporated into the equalization calculation.

o For example, in the federal February 2003 estimates for fiscal year 2002/03 and 2003/04, the natural gas component of the equalization formula was calculated using information for 2001. New (2002) information subsequently became available and was used in the October 2003 estimates for fiscal years 2002/03 and 2003/04. The use of this new information resulted in a $280 million decrease in BC's equalization entitlement for 2002/03, and a further $330 million decrease for 2003/04.

o In contrast, an update between February and October in several of the data elements used to calculate the property tax component of the equalization formula produced a $145 million increase in BC's equalization entitlement for fiscal year 2003/04.

Figures 1 and 2 demonstrate the volatility in the federal estimates. As shown in Figure 1, BC was almost $1 billion below the point at which it would have received equalization in the early estimates for the fiscal year 1999/00. In the end, BC received $125 million in equalization for that fiscal year. Similar

                        Figure 1: Federal Estimates of BC
                       Equalization Entitlements, 1999/00

                                    [GRAPHIC]

Source: Finance Canada official estimates

volatility is displayed in the 2001/02, 2002/03 and 2003/04 fiscal years (Figure
2).

British Columbia's Own Estimates of Equalization Revenue

The goal of BC's own estimates of equalization revenue is to predict what the final equalization entitlement will be for any given fiscal year. Our goal is NOT to predict each of the first seven (interim) federal estimates; it is to predict the final (eighth) estimate. For example, for the 2003/04 fiscal year, the goal is not to try to predict what the federal government's second (October
2003) or third (February 2004) estimate of our equalization entitlement will be for that year, but what the final or eighth (Fall 2006) estimate will be. This is consistent with the government's accrual accounting policy and Generally Accepted Accounting Principles (GAAP).

In producing estimates of equalization revenue for BC budgets, year-end audited financial statements (the Public Accounts) and quarterly reports, adjustments are made by the BC Ministry of Finance to the federal estimates, focusing primarily on key variables such as population and GDP, and key revenue sources such as personal and corporate income taxes.

Trying to predict the final estimate for equalization is a daunting task, since it

                        Figure 2: Federal Estimates of BC
                            Equalization Entitlements

                                    [GRAPHIC]

Source: Finance Canada official estimates

--------------------------------------------------------------------------------

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

16                           Updated Financial Forecast
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

involves predicting not only what will happen in the 30-plus revenue sources (personal income tax, corporate income tax, sales tax, forestry, natural gas, property tax, etc.) in BC, but also predicting what will happen in these same 30-plus revenue sources in all (or at least most) other provinces. Focusing on key variables and key revenue sources makes the task more manageable.

Current Year versus Prior Year Adjustments

The concept of "prior year adjustments" is relevant in the case of both the federal equalization estimates and BC's equalization estimates.

A prior year adjustment refers to a change in the equalization estimate for any year other than the current fiscal year.

For example, changes in the federal estimates of equalization for fiscal years 2001/02 and 2002/03 between the February estimates and the October estimates are referred to as "prior year adjustments". Similarly, changes in BC estimates for fiscal years 2001/02 and 2002/03 between the February budget and subsequent financial reports such as the 2002/03 Public Accounts (released in June 2003) and the Quarterly Reports (issued in September and November 2003) are referred to as "prior year adjustments".

If the province's financial books for any given fiscal year are still open (i.e. we have not yet finalized the Public Accounts for that year), these prior year adjustments must be recognized in that fiscal year; otherwise, they must be applied to the current fiscal year. For example, changes made to BC's equalization revenue estimates for the 2002/03 fiscal year any time before the 2002/03 Public Accounts were finalized in June 2003 were deducted or added to the 2002/03 fiscal year. Changes made since must be applied to the new fiscal year, 2003/04.

o For example, in BC's first Quarterly Report (released September 2003), equalization revenue for 2003/04 was reported to be $669 million. In fact, BC's estimate for 2003/04 equalization revenue was $717 million, but this was reduced to accommodate a decrease of $48 million in equalization revenue estimates for prior fiscal years (2001/02 and 2002/03).

o Similarly, in this second Quarterly Report, BC's estimate for fiscal year 2003/04 equalization revenue is $468 million, but this amount is completely offset by reductions in estimates of BC's equalization revenues for prior fiscal years (primarily 2002/03).

What Caused the Significant Change Between the First and Second Quarterly
Reports?

The decrease in the estimate of equalization revenue from $669 million in the first Quarterly Report released in September to zero in the second Quarterly Report has several components (see Table 1).

Table 1: Changes from First Quarterly Report

                                            Prior
($ millions)                                Years   2003/04   Total
-----------------------------------------   -----------------------
First Quarterly Report Estimate..........     (48)    717      669
Changes:                                    -----------------------
   - Census impacts......................     (40)    (19)     (59)
   - Updated federal estimates...........    (214)      1     (213)
   - Increased BC Crown lease revenues...      --     (33)     (33)
   - Revisions to personal income tax....    (166)   (198)    (364)
                                            -----------------------
Total changes............................    (420)   (249)    (669)
                                            -----------------------
Second Quarterly Report Estimate.........    (468)    468       --
                                            =======================

1.   Census data (-$59 million)

     Population is a key variable in the calculation of equalization. Any changes up or down in a province's population will have an impact on the amount of

--------------------------------------------------------------------------------

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                        Second Quarterly Report 2003/04

                         Updated Financial Forecast                           17
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

     equalization that province will receive. 2001 Census population figures, and associated adjustments to population figures for 2002 and 2003, were finalized in September 2003 by Statistics Canada. The BC Ministry of Finance had already assumed a downward adjustment in population for BC and had lowered the province's equalization revenue estimates in anticipation of this data release. The total negative impact of this Statistics Canada Census revision on BC's equalization revenue was about $360 million. In the 2002/03 Public Accounts (issued June 2003) and the first Quarterly Report for 2003/04 (issued September 2003), about $300 million of this negative impact was accounted for, leaving a further $59 million decrease to be reflected in this second Quarterly Report.

2.   Updated Federal Estimates (-$213 million)

     New federal equalization estimates for fiscal years 2001/02, 2002/03 and 2003/04, containing updated information for most of the 30-plus revenue sources, were released in October 2003. BC's estimates for most of these revenue sources (not personal income tax, for example - see #4 below) were updated accordingly, resulting in further downward adjustment in BC equalization revenue of $213 million. As noted previously, the change resulting in the largest (negative) impact was the $280 million reduction due to updated natural gas information; this change was offset somewhat by positive impacts of data changes in respect of other revenue sources.

3.   Increased Crown Lease Revenues (-$33 million)

     Higher revenue from the sale of petroleum and natural gas drilling rights, including record sales of $418 million in the month of September 2003 alone, reduces BC's equalization entitlement for fiscal year 2003/04 by an estimated $33 million.

4.   Revisions to Personal Income Tax (-$364 million)

     In respect of personal income taxes, and compared to the first Quarterly Report, BC is predicted to perform better than expected while Ontario is predicted to perform worse than expected. These two factors combined result in a $364 million decrease in equalization revenues for BC for 2002/03 (-$166 million) and 2003/04 (-$198 million). What happens in Ontario matters for BC's equalization entitlements because equalization is a program that looks at the relative performance of a province compared to the combined performance of five provinces - Ontario, BC, Quebec, Manitoba and Saskatchewan.

The "$600 million" Overpayment

At the time the federal October equalization estimates were released, there were media reports that BC owed the federal government $600 million in equalization overpayments. In fact, the correct figure is $525 million. This amount reflected a cash overpayment issue related to prior fiscal years only (2001/02 and 2002/03), which does not translate directly into a $525 million negative impact on BC's fiscal plan.

In February 2003, the federal government overestimated the amount of equalization BC was owed for fiscal years 2001/02 and 2002/03, and paid BC on the basis of this (over)estimate. In October 2003, the federal estimates for 2001/02 and 2002/03 were adjusted downward by some $525 million, an amount that now must be paid back to the federal government.

Note that a downward adjustment was also made by the federal government to its equalization estimate for BC for 2003/04, the

--------------------------------------------------------------------------------

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                        Second Quarterly Report 2003/04

18                         Updated Financial Forecast
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------

current fiscal year (-$305 million). This is not included in the $525 million figure.

Recognizing that the federal estimates were too high, BC's estimates of 2001/02 and 2002/03 equalization revenues, as used in the 2002/03 Public Accounts (June
2003) and the 2003/04 first Quarterly Report (September 2003), were some $235 million lower than the federal February equalization estimates (see Table 2). In other words, some of the $525 million reduction was expected and had already been included in the fiscal plan (i.e. by lowering the expected amount of revenue).

Table 2: Comparing BC and Federal Estimates

($ millions)                          2001/02   2002/03   2003/04
-----------------------------------   ---------------------------
BC Estimates at the time of........
BC Budget 2003 ....................     153       616       675
2002/03 Public Accounts............     159       543       n/a
First Quarterly Report.............     183       470       717
Second Quarterly Report............     153        81       468

Federal Estimates at the time of...
BC Budget 2003.....................      41       488       n/a
2002/03 Public Accounts............     269       621       862
First Quarterly Report.............     269       621       862
Second Quarterly Report............     153       212       557

Furthermore, as noted previously, the goal of BC's estimates of equalization revenue is not to predict each of the first seven (interim) federal estimates, but to predict what the final (eighth) estimate will be for each fiscal year. In other words, the goal was never to predict the $525 million reduction, especially since we know this number will change with each subsequent federal estimate.

At the end of the day, BC's own estimates for prior years continue to be lower than the current federal estimates ($234 million for fiscal years 2001/02 and 2002/03 combined, compared to the federal estimate of $365 million for the same years) due primarily to our different assumptions with respect to personal income taxes. Our estimate of equalization revenues for the current fiscal year (2003/04) is also lower than the federal estimate ($468 million compared to $557 million) for similar reasons.

Looking Ahead

The equalization formula is inherently volatile and difficult to predict, and the federal estimates schedule and extensive use of lagged data further contributes to this volatility. BC makes numerous adjustments to the federal estimates in an effort to predict final equalization entitlements, but these efforts are not sufficient to eliminate all of the volatility. Continued efforts are underway to improve BC's equalization forecasting methodology, such as trying to better predict the volatile natural resource revenue sources.

Adding to the challenge of forecasting equalization revenues is the prospect of changes to the equalization formula when the program is renewed for the next five-year period (2004/05 through 2008/09).

Of particular concern to BC is a change being contemplated for the property tax component of the equalization formula that, once fully implemented, would likely permanently reduce BC's equalization entitlements to zero. It is unclear at this point in time if this change will be adopted (the provincial government is continuing its efforts to convince the federal government that the contemplated change is unfair to BC and inconsistent with the purposes of equalization) and, if it is, when and how it will be implemented.

As such, predicting BC's equalization revenue for 2004/05 and beyond is clouded by the potential formula change.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

--------------------------------------------------------------------------------

PART TWO -- ECONOMIC REPORT(1)

Second Quarterly Report 2003/04                                    November 2003

--------------------------------------------------------------------------------

Overview

          In the July to September quarter, many British Columbia economic indicators strengthened after a relatively weak performance in the April to June period of this year. British Columbia's exports of goods rose 10.4 per cent in the july to September quarter of 2003, due to a strong contribution from the energy sector and a pick up in the value of forest product exports. Housing starts remain robust, with July to September starts up 32.5 per cent from the previous quarter. Employment rose by 30,100 jobs or 1.5 per cent in October, bringing B.C.'s unemployment rate down to its current 7.8 per cent. Strong third quarter GDP growth of 7.2 per cent in the U.S. led an upturn in the international environment.

          The Canadian provinces have been hit by numerous shocks this year including the SARS outbreak, Bovine Spongiform Encephalopathy (BSE), forest fires, recent floods in B.C., the eastern power outage and the rapid rise in the Canadian dollar. Most provincial economic forecasts have been significantly downgraded since the start of the year.

          Based on the Ministry of Finance's September economic outlook, B.C. real GDP is forecast to grow by 1.5 per cent in 2003 and 2.6 per cent in 2004. Since that forecast was developed, recently released economic indicators suggest that stronger results for 2004 may be attained if the U.S. economic recovery continues.

          In preparation for the 2004 budget, the Minister of Finance will be meeting with the independent Economic Forecast Council on December 8, 2003 to obtain their views on the North American and British Columbia economic outlook. An updated five-year economic forecast, incorporating their advice, will be developed for the February 17, 2004 budget. Currently, private sector forecasters expect B.C.'s economic growth to increase to 2.8 per cent in 2004.

International Economic Developments

          The economic performance in the U.S. during July to September suggests that the economic recovery is on firmer ground than previously anticipated. The advance(2) release of third quarter U.S. GDP surpassed expectations, posting annualized growth of 7.2 per cent. Growth was broadly based, with consumer spending, investment and exports producing strong results.

          Net employment in the U.S. increased in August for the first time since January 2003. The labour market is slowly improving, with further job gains in September and October. Low interest rates continue to boost the housing sector, with U.S. housing starts rising
          7.9 per cent during July to September compared to the previous quarter.

----------
(1)  Reflects information available as of November 24, 2003.

(2) The advance third quarter U.S. GDP was released on October 30, 2003. This is the first look at quarterly U.S. GDP and will be revised with the preliminary release on November 25, 2003 and finalized on December 23, 2003

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

20                               Economic Report
--------------------------------------------------------------------------------


          The positive indicators out of the U.S. have resulted in forecasters raising their outlook for the U.S. economy. The November Consensus Economics forecast is 2.9 per cent in 2003, up from 2.3 per cent in August.

          Chart 2.1 Consensus outlook for 2003 growth

                                    [GRAPHIC]

          Source: Consensus Economics, various private sector forecasters
          The chart above represents forecasts for real GDP growth in 2003 as polled on specific dates. For example, forecasters surveyed on November 10, 2003 had an average U.S. growth forecast of 2.9 per cent. On August 11, 2003 these forecasters had a lower outlook averaging 2.3 per cent.

          The outlook for U.S. growth in 2004 also gained strength since the beginning of this year. Consensus Economics forecast 4.2 per cent U.S. growth for 2004 in their November survey, up from 3.7 per cent in August.

          Chart 2.2 Consensus expects strong U.S. growth in 2004

                                    [GRAPHIC]

          Source: Consensus Economics, various private sector forecasters
          The chart above represents forecasts for real GDP growth in 2004 as polled on specific dates. For example, forecasters surveyed on November 10, 2003 had an average U.S. growth forecast of 4.2 per cent. On August 11, 2003 these forecasters had a lower outlook, averaging of
          3.7 per cent.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                               Economic Report                                21
--------------------------------------------------------------------------------


          The Canadian economy is expected to post a weaker performance than the U.S. In their November survey, Consensus Economics forecast Canadian economic growth of 2.0 per cent and 3.0 per cent for 2003 and 2004 respectively. Canada's more moderate economic growth in 2004 relative to the U.S. is expected to result from the rapid appreciation of the Canadian dollar and higher interest rates in Canada relative to the U.S. Significant fiscal stimulus in the U.S. is also a contributing factor.

          In the July to September quarter, the Canadian economy was weakened by various factors. Canadian GDP was down 0.7 per cent in August, largely due to the Ontario electric power blackout. The rapid appreciation of the Canadian dollar also dampened economic growth, particularly in the trade sector.

          Employment in Canada rose 0.3 per cent in September after declining in July and August. Domestic demand remains solid with retail sales rising 3.7 per cent in the first nine months of 2003, over the same period last year.

          Economic conditions are mixed elsewhere around the globe. In Europe, the outlook for 2003 remains weak mainly due to poor economic conditions in Germany, where there are expectations of zero growth this year. The pessimistic outlook for Europe is somewhat muted by the strong economic performance in the United Kingdom where interest rates were raised this month in an attempt to curb consumer demand.

          Meanwhile, Japan is expected to see stronger economic growth this year compared to the previous two years. Consensus Economics expects average real GDP growth of 2.4 per cent in 2003, before dropping down to 1.3 per cent in 2004. Industrial production picked up in September and businesses in the manufacturing sector that rely heavily on external demand are becoming increasingly optimistic. However, there is concern over domestic activity as consumer demand in Japan remains weak. Therefore, there is still considerable uncertainty about whether this economic recovery is sustainable over the medium term.

Provincial Outlook

          The Canadian provinces have been hit by numerous shocks this year including the SARS outbreak, Bovine Spongiform Encephalopathy (BSE), forest fires, recent floods in B.C., the eastern power outage and the rapid rise in the Canadian dollar. Economic forecasts for all provinces except Saskatchewan and Newfoundland have been significantly downgraded since the start of the year. The private sector average 2003 outlook for B.C. has fallen over a percentage point from January to November, to 1.5 per cent. Growth expectations in 2003 have been reduced the most for Ontario, which fell 1.6 percentage points to 1.8 per cent.

          Financial Market Developments

          In the July to September quarter, the U.S. Federal Reserve Board held interest rates steady at 1.0 per cent in order to provide ongoing support to economic activity. At their October 28th meeting, the Federal Open Market Committee stated their intention to maintain this accommodative monetary policy stance for a considerable period.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

22                               Economic Report
--------------------------------------------------------------------------------


          Easing inflationary pressures and a national economy buffeted by shocks prompted the Bank of Canada to cut 50 basis points from its target overnight rate to 2.75 per cent over the July to September period, reversing the increases earlier in the year. In their October Monetary Policy Report, the Bank of Canada indicated that they would continue to closely monitor the impacts of the exchange rate and global developments on output and inflation in Canada.

          Chart 2.3 Interest rates remain low

                                    [GRAPHIC]

          Sources: Bank of Canada and U.S. Federal Reserve Bank.

          The Canadian dollar averaged 72.5 cents US over the July to September period. With the release of strong third quarter GDP for the U.S., the dollar lost some ground, but it quickly recovered and hovered around the 76-77 cent range in recent weeks. Many analysts are forecasting further appreciation of the Canadian dollar, reflecting the continuation of a large U.S. current account deficit and lingering doubt about the resilience of the U.S. economic recovery.

          Chart 2.4 Rapid appreciation of the Canadian dollar

                                    [GRAPHIC]

          Source: Bank of Canada

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                         Second Quarterly Report 2003/04

                               Economic Report                                23
--------------------------------------------------------------------------------


          Table 2.1 Private Sector Exchange Rate Forecasts
          ----------------------------------------------------------------------
          Average annual exchange rate (US cents/Can $)     2003   2004   Change
          ----------------------------------------------------------------------
          CIBC World Markets ............................   71.4   75.2     3.8
          Nesbitt Burns .................................   71.7   78.7     7.0
          RBC Capital Markets ...........................   71.8   78.8     7.0
          Scotiabank ....................................   71.8   78.9     7.1
          TD Economics ..................................   71.3   77.3     5.9
          Royal Bank ....................................   71.3   78.2     6.9
          Average (as of November 24, 2003) .............   71.5   77.8     6.3
          Average (as of August 20, 2003) ...............   71.1   74.9     3.8
          ----------------------------------------------------------------------

British Columbia Economic Developments

          British Columbia's Economic Performance in 2002

          On November 6, 2003 Statistics Canada released new estimates of provincial GDP for 1999 to 2002. Economic growth in British Columbia for 2002 was updated to 2.4 per cent. This was an upward revision from the 1.8 per cent estimate of 2002 growth released in April. A number of other provinces including Ontario, Quebec, Manitoba, Saskatchewan and Alberta had their 2002 real GDP growth revised downwards. The reductions in Ontario, Quebec, Manitoba and Saskatchewan (the provinces that, together with B.C., make up the five-province standard for determining equalization funding) combined with B.C.'s improved economic performance, are consistent with the lower 2002 equalization entitlement (see topic box on equalization in Part One).

          Nominal GDP growth in B.C. for 2000 was revised upwards significantly from 7.3 per cent to 8.4 per cent. In 2001, nominal GDP growth in B.C. was revised down to 0.7 per cent from the previous estimate of 1.2 per cent and was unchanged at 2.7 per cent for 2002. The higher level of nominal GDP (now expected to be $135,552 million for 2002, updated from $134,365 million previously) has helped reduce B.C.'s 2002/03 taxpayer-supported debt-to-GDP ratio to 21.4 per cent from 21.6 per cent previously.

          Chart 2.5 Provincial accounts 2002 GDP revisions: improvement for B.C.

                                    [GRAPHIC]

          Source: Statistics Canada

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

24                               Economic Report
--------------------------------------------------------------------------------


          British Columbia Economic Developments in 2003

          In the July to September quarter, many economic indicators strengthened after a weaker performance in the April to June period of this year (see Table 2.2).

          Table 2.2 British Columbia Economic Indicators

          -------------------------------------------------------------------------------------------------
                                                                                            Year-to-Date
                                                Apr. to Jun. 2003   July to Sept. 2003   Jan. to Sept. 2003
                                                   change from          change from          change from
          All data seasonally adjusted          Jan. to Mar. 2003    Apr. to Jun. 2003   Jan. to Sept. 2002
          -------------------------------------------------------------------------------------------------
                                                                      Per cent change
          Employment ........................          +0.2                 +0.6                 +2.3
          Manufacturing Shipments ...........          -3.1                 +3.7                 -1.6
          Exports ...........................          -6.9                +10.4                 +2.5
          Retail Sales ......................          -0.7                 +0.8                 +2.3
          Housing Starts ....................          -4.6                +32.5                +21.0
          Non-Residential ...................          +4.3                +41.8                +11.7

          Source: Statistics Canada; BC Stats
          -------------------------------------------------------------------------------------------------

          British Columbia's exports of goods rose 10.4 per cent in the July to September quarter of 2003, due to a strong contribution from the energy sector and a pick up in the value of forest product exports. The British Columbia economy added 30,100 jobs in October, an increase of 1.5 per cent from the previous month. Housing starts remain robust, with July to September starts averaging 30,067, up 32.5 per cent from the previous quarter. In addition, non-residential building permits rose 41.8 per cent during the July to September quarter.

          External Trade

          The value of B.C.'s exports increased 10.4 per cent in the July to September period of 2003 compared to the April to June period. Energy exports remained robust and forest product exports picked up. Non-energy exports rose by 6.7 per cent.

          Chart 2.6 Exports increase led by energy

                                    [GRAPHIC]

          Source: B.C. Stats

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                                 Economic Report                              25
--------------------------------------------------------------------------------


          In the first nine months of 2003, the value of merchandise exports was up 2.5 per cent from the same period last year. This increase was almost entirely due to higher energy exports, as non-energy exports declined 6.1 per cent in the January to September period of 2003 from the previous year.

          Chart 2.7 Natural gas prices moderate in 2003

                                    [GRAPHIC]

          Source: B.C. Ministry of Energy and Mines

          Energy exports contributed significantly to the province's export performance in the July to September period of 2003, rising 26.2 per cent from the previous three months. Natural gas prices were elevated late last year and earlier this year due to concerns of a gas shortage. Prices have been falling in recent months as inventories are rebuilt and shortage concerns dissipated. However, they were still at historically high levels over the summer, coming in at $C4.7/giga-joule in August.

          Chart 2.8 Lumber prices peak in September

                                    [GRAPHIC]

          Source: Madison's Lumber Reporter

          *Beginning in April 2003, SPF 2x4 price includes freight. Previous prices have not been adjusted to reflect this change. This has the effect of increasing the price by $23 - $26 per thousand board feet.

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

26                               Economic Report
--------------------------------------------------------------------------------


          Exports of forest products in the July to September quarter rose 7.4 per cent, reflecting higher lumber prices. While year to date forest exports are down due to weaker prices earlier in 2003, by September forest product exports had reached year-earlier levels, due to the sudden run up in prices. Lumber prices reached a high of US$365 in September, reflecting strong demand and inventory shortages. After falling back to US$283 by the end of October, spruce-pine-fir prices have risen above US$300 again in November.

          Labour Market

          Employment rose 0.6 per cent in the July to September period, an increase of 11,400 jobs from the previous three months. All of the job gains over the quarter were in part-time employment, offsetting a decline in full-time employment. Self-employment also rose over the July to September period, adding 17,700 jobs. The labour force increased 1.1 per cent during the July to September quarter. Consequently, the unemployment rate averaged 8.8 per cent, up from 8.3 per cent in the April to June period.

          The positive B.C. results for the quarter translated into an improved jobs market, with employment rising by 30,100 jobs in October, bringing B.C.'s unemployment rate down to 7.8 per cent. The strong October numbers were fuelled by an increase of 28,000 full-time jobs.

          On a year to date basis, the British Columbia economy added 45,500 jobs in total, compared to the January to October period of 2002. The majority of the gains were in full-time employment, which increased by 39,500 jobs. Part-time employment also increased in the January to October period, adding 6,000 jobs compared to the same period last year.

          Chart 2.9 Robust employment growth in 2003

                                    [GRAPHIC]

          Source: Statistics Canada

          Domestic Demand

          Retail sales grew in the July to September period, rising 0.8 per cent from the previous three months. Low interest rates and dealer incentives helped boost sales of motor vehicles by 21.1 per cent in July from the previous month.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                                 Economic Report                              27
--------------------------------------------------------------------------------


          However, vehicle sales fell off by 0.7 per cent in August, and 3.5 per cent in September.

          Housing starts remain an area of strength in the British Columbia economy, due in part to low mortgage rates, as well as federal and provincial tax cuts. In the July to September period, starts rose 32.5 per cent from the previous quarter. In October, housing starts jumped to 32,700 units, their highest level since June 1997, with much of the growth in the multiples category.

          Chart 2.10 Strong housing starts continue in October

                                    [GRAPHIC]

          Source: Canadian Mortgage and Housing Corporation; seasonally adjusted at annual rates.

          Non-residential building permits climbed 41.8 per cent in the July to September period from the previous three months. Institutional and government permits jumped 70.2 per cent in the quarter while commercial permits rose 35.5 per cent, and industrial permits grew
          14.2 per cent. This signals a pick up in non-residential construction investment in coming months.

British Columbia Economic Forecast

          In the first Quarterly Report, the British Columbia economy was forecast to expand 1.5 per cent in 2003, and 2.6 per cent in 2004. This forecast was based on U.S. growth assumptions of 2.1 per cent for 2003, compared to the August Consensus Economics forecast of 2.3 per cent. Subsequently the Consensus outlook has risen to 2.9 per cent for 2003. While this improved U.S. forecast has a positive effect for the B.C. outlook, the stronger than expected dollar plus ongoing challenges in the province's forest sector continue to hinder economic growth this year.

          The Ministry of Finance's 2.6 per cent forecast for 2004 in the first Quarterly Report was based on an assumption of 3.0 per cent growth in the U.S. next year. Stronger growth in the U.S. is now expected next year, with Consensus Economics forecasting growth of 4.2 per cent in 2004. This higher-than-expected U.S. growth, combined with positive trends in British

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

28                               Economic Report
--------------------------------------------------------------------------------


          Columbia, suggests B.C. real GDP growth could now exceed the current forecast of 2.6 per cent in 2004.

          Chart 2.11 2004 BC real GDP forecasts average 2.8 per cent

                                    [GRAPHIC]

          Sources: B.C. Ministry of Finance and various financial institutions

          For Canada, the Ministry of Finance assumption in the first Quarterly Report was for growth of 1.8 per cent in 2003, and 2.7 per cent in 2004. These assumptions remain below the current Consensus Economics forecast, which is for growth of 2.0 per cent and 3.0 per cent in 2003 and 2004, respectively.

          In 2004, private sector forecasters are expecting the British Columbia economy to pick up to an average growth rate of 2.8 per cent.

          The Minister of Finance will be meeting with the independent Economic Forecast Council on December 8, 2003 to obtain their views on the North American and British Columbia economic outlook. An updated five-year economic forecast, incorporating their advice, will be developed for the February 17, 2004 budget.

Risks to the Economic Outlook

          The economic outlook has risks on both the upside and downside. The most significant risks to the British Columbia economic outlook remain the strength of the U.S. recovery and the exchange rate.

          The British Columbia economy could grow slower than forecast if:

          o    The loonie rises sharply.

          o The economic recovery in the U.S. is not sustained and the U.S. returns to sluggish growth, reflecting a shift to a lower long-term productivity growth path.

          o Geopolitical uncertainty accelerates due to increased tensions in the Middle East and other global hot spots.

          o    Tourism in B.C. does not recover as anticipated.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                                 Economic Report                              29
--------------------------------------------------------------------------------


          Alternatively, the British Columbia economy could grow faster than forecast if:

          o Canada and the U.S. return to the high-productivity fuelled growth recorded in the late 1990s, generating stronger demand for goods and services.

          o A resolution of the softwood lumber dispute is reached, which, alongside growing U.S. demand, would provide an opportunity for growth in British Columbia's forest industry.

          o Visitors to B.C. increase as Vancouver gains further international recognition as a tourism destination through promotion of the 2010 Winter Olympic Games. The successful Vancouver/Whistler bid will boost the outlook in the longer-term as infrastructure spending gets underway.

          o British Columbia business confidence and investment strengthen further; this would provide a base for stronger economic growth in the province.

          o Interprovincial net in-migration to British Columbia turns around more quickly than forecast; this would generate additional demand for goods and services and housing that would boost economic growth.

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

30                              Economic Report
--------------------------------------------------------------------------------


Table 2.3 Current Economic Statistics

-------------------------------------------------------------------------------------------------------
                                                                                     Year-to-Date
                                                            Latest Period              Average
                                                          ------------------   ------------------------
                                                                                2000     2003    Change
-------------------------------------------------------------------------------------------------------
BRITISH COLUMBIA
LABOUR MARKET
Employment (s.a.(1), thousands) .......................    October     2,048    1,969    2,014      2.3%
Unemployment rate (s.a., per cent) ....................    October       7.8      8.6      8.3     -0.3
Total net in-migration (persons) ......................   Apr.-Jun.    7,143    6,704    6,586     -119
   Interprovincial (persons) ..........................   Apr.-Jun.   -1,140   -2,323   -1,060    1,263
   International (persons) ............................   Apr.-Jun.    8,283    9,027    7,646   -1,382
Wages and salaries (s.a. $millions) ...................     June       5,401    5,192    5,394      3.9%
Average weekly wage rate ..............................    October    683.06   665.45   683.87      2.8%

CONSUMER SECTOR
Retail sales (s.a., $ million) ........................   September    3,395   30,076   30,758      2.3%
Car and truck sales (s.a., units) .....................   September   15,784   16,263   15,214     -6.4%
Housing starts (all areas, s.a., annual rate) .........    October    32,700   21,170   26,240     23.9%
Existing home sales (s.a.) ............................   September    8,416    6,943    7,688     10.7%
Building permits (s.a., $ millions) ...................   September      680      452      531     17.5%
B.C. consumer price index (annual per cent change) ....    October       1.6      2.1      2.3      0.2

INDUSTRIAL ACTIVITY
Foreign merchandise exports (s.a., $ million) .........   September    2,558    2,397    2,458      2.5%
Manufacturing shipments (s.a., $ million) .............   September    2,903    2,843    2,799     -1.6%
Lumber production (thousand cubic metres) .............    August      2,459    2,974    3,034      2.0%
Pulp and paper shipments (s.a., $ million) ............    August        644      609      635      4.2%
Coal production (thousand tonnes) .....................    August      1,478    2,076    1,876     -9.7%
Copper production (million kg) ........................   September     20.6     20.3     20.2     -0.4%

TOURISM
Entries of U.S. and overseas residents (thousands) ....   September    618.5    655.8    607.4     -7.4%
BC ferry passengers
   to/from Vancouver Island (thousands) ...............    October       833      960      950     -1.1%

COMMODITY PRICES
Lumber (U.S.$/thousand board feet) ....................   September      359      249      260      4.5%
Pulp (U.S. $/tonne) ...................................   September      521      465      514     10.7%
Newsprint (U.S.$/tonne) ...............................   September      510      465      494      6.1%
Copper (U.S.$/lb.) ....................................    October      0.87     0.70     0.78     10.2%

FINANCIAL DATA
Canadian dollar (U.S. cents) ..........................    October      75.7     63.6     70.5      6.8
Canadian prime rate (per cent) ........................    October      4.50     4.15     4.73     0.57
Canadian treasury bills (per cent) ....................    October      2.65     2.56     2.91     0.35
Treasury bill spread - Canada minus U.S. (per cent) ...    October      1.73     0.88     1.88     1.01
-------------------------------------------------------------------------------------------------------

(1) s.a. - seasonally adjusted

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

--------------------------------------------------------------------------------

APPENDIX: FINANCIAL RESULTS
          For the Six Months Ended September 30, 2003 and 2003/04 Full-Year Forecast

Second Quarterly Report 2003/04                                    November 2003

--------------------------------------------------------------------------------

          Table A.1    Operating Results

          Table A.2    Operating Results - Changes from Budget 2003

          Table A.3    Revenue by Source

          Table A.4    Expense by Ministry, Program and Agency

          Table A.5    Revenue Assumptions - Changes from Budget 2003

          Table A.6    Expense Assumptions - Changes from Budget 2003

          Table A.7    Expense by Function

          Table A.8    Full-Time Equivalents

          Table A.9    Capital Spending

          Table A.10   Capital Expenditure Projects Greater Than $50 Million

          Table A.11   Provincial Debt

          Table A.12   Statement of Financial Position

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

32                                  Appendix
--------------------------------------------------------------------------------


Table A.1 2003/04 Operating Results

--------------------------------------------------------------------------------------------------------------------------------
                                                     Year-to-Date to September 30                        Full Year
                                                --------------------------------------   ---------------------------------------
                                                          2003/04                                   2003/04
                                                ----------------------------    Actual   -----------------------------    Actual
($ millions)                                     Budget    Actual   Variance   2002/03    Budget   Forecast   Variance   2002/03
--------------------------------------------------------------------------------------------------------------------------------
Taxpayer-supported programs and agencies:
   Revenue ..................................    12,183    12,371      188      11,723    24,938     24,732     (206)     23,419
   Expense ..................................   (13,713)  (13,782)     (69)    (13,529)  (28,119)   (28,271)    (152)    (28,354)
                                                -------   -------      ---     -------   -------    -------     ----     -------
      Taxpayer-supported balance ............    (1,530)   (1,411)     119      (1,806)   (3,181)    (3,539)    (358)     (4,935)
   Commercial Crown corporation
      net income ............................       672       881      209         887     1,381      1,689      308       1,766
                                                -------   -------      ---     -------   -------    -------     ----     -------
   Deficit before forecast allowance ........      (858)     (530)     328        (919)   (1,800)    (1,850)     (50)     (3,169)
   Forecast allowance .......................        --        --       --          --      (500)      (450)      50          --
                                                -------   -------      ---     -------   -------    -------     ----     -------
Deficit .....................................      (858)     (530)     328        (919)   (2,300)    (2,300)      --      (3,169)
                                                =======   =======      ===     =======   =======    =======     ====     =======
--------------------------------------------------------------------------------------------------------------------------------

Table A.2 2003/04 Operating Results - Changes from Budget 2003

------------------------------------------------------------------------------------------------------
($ millions)                                                                                   2003/04
------------------------------------------------------------------------------------------------------
2003/04 forecast deficit - Budget 2003 Fiscal Plan (February 18, 2003) .....................   (2,300)
First Ministers' Accord on Health Care Renewal:
   Additional revenues from the federal government .........................................      319
   Additional BC commitments to health care ................................................     (319)
                                                                                               ------
2003/04 forecast deficit - Fiscal Plan (May 29, 2003 Supply Act) ...........................   (2,300)
                                                                                               ------
First Quarterly Report Forecast Updates:
   Revenue increases (decreases)
      Tax revenue - mainly lower social service tax, updated economic outlook ..............     (107)
      Energy revenue - increased activity / higher prices ..................................      246
      Forestry revenue - impact of higher Canadian dollar ..................................      (50)
      Federal transfers - mainly impact of updated population and economic forecasts on CHST and equalization entitlements:
            - impact on 2003/04 entitlement ................................................       20
            - prior year adjustment (2002/03 and earlier entitlements) .....................      (53)
      Federal transfers - primarily fire relief funding ....................................       26
      Federal transfers - cost recoveries: mainly accounting for federal highway funding ...      (31)
      Other cost recoveries - mainly lower interest charges on self-supported debt .........     (113)
      All other taxpayer-supported revenue .................................................      (12)
      Commercial Crown corporation net income:
         BC Hydro - improved water levels and interest savings .............................      185
         Other Crown corporation changes - mainly ICBC .....................................       55
                                                                                               ------
            Total revenue increases ........................................................      166
                                                                                               ------
   Less: expense increases (decreases)
      Forest fire and related costs ........................................................      487
      BC Family Bonus - reduced provincial funding requirements ............................       (6)
      Interest costs - mainly reduced debt levels ..........................................     (125)
                                                                                               ------
            CRF expense increases ..........................................................      356
      Taxpayer-supported Crown corporation and agency expenses and
         adjustments - mainly lower cost recoveries ........................................     (140)
                                                                                               ------
            Total expense increases ........................................................      216
                                                                                               ------
   Forecast allowance reduction ............................................................       50
                                                                                               ------
   Net change ..............................................................................       --
                                                                                               ------
2003/04 forecast deficit - first Quarterly Report ..........................................   (2,300)
                                                                                               ------

                                                             Continued [GRAPHIC]

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                                    Appendix                                  33
--------------------------------------------------------------------------------


Table A.2 2003/04 Operating Results - Changes from Budget 2003 - Continued

------------------------------------------------------------------------------------------------------
($ millions)                                                                                   2003/04
------------------------------------------------------------------------------------------------------
Second Quarterly Report Forecast Updates:
   Revenue increases (decreases)
      Personal income tax revenue - mainly due to higher 2002 tax assessments:
               - prior year adjustment (higher 2002/03 and earlier revenue) ................      129
               - higher 2003/04 revenue ....................................................       71
      Corporation income tax revenue - lower average tax rates, partially offset by
               improved prior year tax entitlements ........................................      (11)
      Property transfer tax - strong housing market ........................................       65
      Energy revenue - mainly higher sales of drilling rights, partially offset by
         lower energy prices ...............................................................      151
      Forests revenue - lower volumes ......................................................      (58)
      Federal transfers - mainly impact of revised 2002 tax and
         natural gas bases on CHST and equalization entitlements:
               - prior year adjustment (lower 2002/03 and earlier entitlements) ............     (313)
               - lower 2003/04 entitlement .................................................     (270)
      Federal transfers - fire relief funding ..............................................      120
      All other taxpayer-supported revenue - mainly lower cost recoveries ..................      (16)
      Commercial Crown corporation net income:
         BC Hydro - mainly additional interest savings .....................................       31
         BC Rail - mainly operating efficiencies and increased railcar rental revenue ......       25
         ICBC - reserve for potential legal tariff increase, partially offset by
            lower claims and insurance operations costs ....................................      (25)
         Other Crown corporation changes - primarily LDB operating results .................       37
                                                                                               ------
            Total revenue decreases ........................................................      (64)
                                                                                               ------
   Less: expense increases (decreases)
      Lower forest fire costs ..............................................................      (65)
      Higher disaster response costs including floods ......................................       33
      Lower interest and other costs - mainly due to delayed borrowing .....................       (5)
                                                                                               ------
            CRF expense decreases ..........................................................      (37)
      Taxpayer-supported Crown corporation and agency expenses and adjustments - mainly
         lower cost recoveries .............................................................      (27)
                                                                                               ------
            Total expense decreases ........................................................      (64)
                                                                                               ------
   Net change ..............................................................................       --
                                                                                               ------
2003/04 forecast deficit - second Quarterly Report .........................................   (2,300)
                                                                                               ======
-----------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

34                                  Appendix
--------------------------------------------------------------------------------


Table A.3 2003/04 Revenue by Source

-----------------------------------------------------------------------------------------------------------------------------------
                                                           Year-to-Date to September 30                Full Year
                                                      ------------------------------------   --------------------------------------
                                                               2003/04                                  2003/04
                                                      --------------------------    Actual   ----------------------------    Actual
   ($ millions)                                       Budget   Actual   Variance   2002/03   Budget   Forecast   Variance   2002/03
-----------------------------------------------------------------------------------------------------------------------------------
Taxation
   Personal income ................................    2,322    2,289     (33)       2,274    4,722     4,851       129       4,150
   Corporation income .............................      440      447       7          452      755       733       (22)        612
   Social service .................................    2,048    1,986     (62)       1,957    3,995     3,895      (100)      3,795
   Fuel ...........................................      449      451       2          340      866       862        (4)        684
   Tobacco ........................................      327      334       7          330      635       635        --         606
   Property .......................................      766      776      10          754    1,550     1,565        15       1,520
   Property transfer ..............................      200      268      68          215      368       493       125         407
   Corporation capital ............................       51       59       8          162      101       101        --         198
   Other ..........................................      184      191       7          202      349       353         4         359
                                                      ------   ------    ----       ------   ------    ------      ----      ------
                                                       6,787    6,801      14        6,686   13,341    13,488       147      12,331
                                                      ------   ------    ----       ------   ------    ------      ----      ------
Natural resources
   Natural gas royalties ..........................      514      622     108          376    1,289     1,296         7       1,056
   Petroleum royalties, permits, fees & minerals ..      218      640     422          230      477       867       390         532
   Columbia River Treaty ..........................      110      115       5           31      240       240        --         100
   Forests ........................................      409      342     (67)         509    1,102       994      (108)      1,323
   Water resources, Wildlife Act and other ........      151      147      (4)         133      288       305        17         270
                                                      ------   ------    ----       ------   ------    ------      ----      ------
                                                       1,402    1,866     464        1,279    3,396     3,702       306       3,281
                                                      ------   ------    ----       ------   ------    ------      ----      ------
Other revenue
   Medical Services Plan premiums .................      713      704      (9)         664    1,410     1,393       (17)      1,355
   Motor vehicle licences and permits .............      184      187       3          183      352       360         8         351
   BC Ferries tolls ...............................       --       --      --          195       --        --        --         315
   Other fees and licences ........................      252      306      54          284      500       516        16         595
   Investment earnings ............................      341      281     (60)         343      728       607      (121)        640
   Sales of goods and services by
      taxpayer-supported Crown corporations .......      132      165      33          144      266       265        (1)        275
   Miscellaneous ..................................      256      291      35          222      634       591       (43)        629
                                                      ------   ------    ----       ------   ------    ------      ----      ------
                                                       1,878    1,934      56        2,035    3,890     3,732      (158)      4,160
                                                      ------   ------    ----       ------   ------    ------      ----      ------
Contributions from the federal government(1)
      Canada health and social transfer ...........    1,530    1,519     (11)       1,298    3,082     3,141        59       2,606
      Equalization - current year .................      338      336      (2)         203      675       468      (207)        543
         - prior year adjustments .................       --     (303)   (303)          --       --      (468)     (468)         --
      Other .......................................      248      218     (30)         222      554       669       115         498
                                                      ------   ------     ---       ------   ------    ------      ----      ------
                                                       2,116    1,770    (346)       1,723    4,311     3,810      (501)      3,647
                                                      ------   ------    ----       ------   ------    ------      ----      ------
   Taxpayer-supported programs and
      agencies ....................................   12,183   12,371     188       11,723   24,938    24,732      (206)     23,419
                                                      ------   ------    ----       ------   ------    ------      ----      ------
Commercial Crown corporation net income
   BC Hydro .......................................      (52)      33      85          141      (48)      167       215         418
      Rate stabilization account transfer .........       --       --      --           --      (22)      (21)        1         (66)
                                                      ------   ------    ----       ------   ------    ------      ----      ------
      BC Hydro net operating results ..............      (52)      33      85          141      (70)      146       216         352
   Liquor Distribution Branch .....................      340      359      19          336      655       691        36         654
   BC Lotteries ...................................      336      346      10          340      725       725        --         671
   BC Rail ........................................       52       71      19          (39)      61        87        26         (84)
   ICBC ...........................................       47      112      65           24       45        97        52          45
   Other ..........................................        3        4       1            7        5         8         3          14
      Accounting adjustments ......................      (54)     (44)     10           78      (40)      (65)      (25)        114
                                                      ------   ------    ----       ------   ------    ------      ----      ------
                                                         672      881     209          887    1,381     1,689       308       1,766
                                                      ------   ------    ----       ------   ------    ------      ----      ------
   Total Revenue ..................................   12,855   13,252     397       12,610   26,319    26,421       102      25,185
                                                      ======   ======    ====       ======   ======    ======      ====      ======
-----------------------------------------------------------------------------------------------------------------------------------

(1) Includes additional federal contributions received under the First Ministers' Accord on Health Care Renewal.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                                    Appendix                                  35
--------------------------------------------------------------------------------


Table A.4 2003/04 Expense by Ministry, Program and Agency

----------------------------------------------------------------------------------------------------------------------------
                                                Year-to-Date to September 30                       Full Year
                                            -------------------------------------   ----------------------------------------
                                                      2003/04                               2003/04
                                            --------------------------    Actual    -----------------------------    Actual
   ($ millions)                             Budget   Actual   Variance   2002/03(1) Budget    Forecast   Variance   2002/03(1)
----------------------------------------------------------------------------------------------------------------------------
Advanced Education ......................      933      907     (26)         901     1,899      1,899       --        1,897
Education ...............................    2,474    2,462     (12)       2,513     4,860      4,860       --        4,858
Health Planning .........................       11       10      (1)          11        24         24       --           22
Health Services .........................    5,139    5,130      (9)       4,966    10,504(2)  10,504       --       10,154
                                            ------   ------    ----       ------    ------     ------      ---       ------
                                 Subtotal    8,557    8,509     (48)       8,391    17,287     17,287       --       16,931
                                            ------   ------    ----       ------    ------     ------      ---       ------
Office of the Premier ...................       26       18      (8)          16        52         52       --           40
Agriculture, Food and Fisheries .........       29       28      (1)          37        49         49       --           72
Attorney General ........................      249      261      12          246       506        506       --          532
Children and Family Development .........      724      719      (5)         754     1,451      1,451       --        1,567
Community, Aboriginal and Women's
   Services .............................      332      288     (44)         284       665        665       --          638
Competition, Science and Enterprise .....       88       88      --           22       115        115       --           55
Energy and Mines ........................       29       28      (1)          25        57         57       --           47
Finance .................................       30       30      --           25        55         55       --           63
Forests .................................      269      576     307          290       565        915      350          618
Human Resources .........................      715      696     (19)         754     1,417      1,417       --        1,515
Management Services .....................       25       37      12           27        47         47       --           63
Provincial Revenue ......................       23       21      (2)          17        50         50       --           55
Public Safety and Solicitor General .....      257      291      34          254       507        612      105          528
Skills Development and Labour ...........       10        9      (1)          12        26         26       --           24
Sustainable Resource Management .........       40       41       1           51        92         92       --          124
Transportation ..........................      417      410      (7)         350       834        834       --          744
Water, Land and Air Protection ..........       52       58       6           60       130        130       --          149
                                            ------   ------    ----       ------    ------     ------     ----       ------
                                 Subtotal    3,315    3,599     284        3,224     6,618      7,073      455        6,834
                                            ------   ------    ----       ------    ------     ------     ----       ------
   Total Ministries and
      Premier's Office ..................   11,872   12,108     236       11,615    23,905     24,360      455       23,765
Legislation .............................       22       20      (2)          19        43         43       --           39
Officers of the Legislature .............       11       10      (1)          12        23         24        1           25
BC Family Bonus .........................       43       40      (3)          51        85         79       (6)          88
Management of public funds and debt .....      431      381     (50)         352       926        795     (131)         711
Government restructuring (ministries) ...       27       24      (3)          65       190        190       --          212
Contingencies and new programs ..........       --       --      --           --       170        170       --           --
Other appropriations ....................        6        3      (3)          31        11         11       --           67
                                            ------   ------    ----       ------    ------     ------     ----       ------
                                 Subtotal   12,412   12,586     174       12,145    25,353     25,672      319       24,907
Forestry restructuring ..................       --       --      --           --        --         --       --          275
                                            ------   ------    ----       ------    ------     ------     ----       ------
   CRF expense ..........................   12,412   12,586     174       12,145    25,353     25,672      319       25,182
   Less: Grants/internal transfers ......     (432)    (441)     (9)        (491)   (1,087)      (855)     232       (1,107)
   Add: Recoveries ......................      779      645    (134)         768     1,615      1,418     (197)       1,737
                                            ------   ------    ----       ------    ------     ------     ----       ------
                                            12,759   12,790      31       12,422    25,881     26,235      354       25,812
Taxpayer-supported Crown corporations
   and agencies (net of adjustments) ....      953      991      38        1,107     1,955      2,033       78        2,542
Children and family development
   governance authorities ...............        1        1      --           --       283          3     (280)(3)       --
                                            ------   ------    ----       ------    ------     ------     ----       ------
Total taxpayer-supported expense ........   13,713   13,782      69       13,529    28,119     28,271      152       28,354
                                            ======   ======    ====       ======    ======     ======     ====       ======
----------------------------------------------------------------------------------------------------------------------------

(1) Figures have been restated to reflect the government organization as of September 30, 2003.

(2) Includes additional federal contributions received under the First Ministers' Accord on Health Care Renewal.

(3) Reflects a review of the timing for the transfer of operations by the Ministry of Children and Family Development to authorities. The updated fiscal plan assumes that the transfer to the authorities will occur beginning in the spring/summer of 2004.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

36                                  Appendix
--------------------------------------------------------------------------------


Table A.5 2003/04 Revenue Assumptions - Changes from Budget 2003

----------------------------------------------------------------------------------------------
   Revenue Source and Assumptions                                    1st Quarter   2nd Quarter
   ($ millions unless otherwise specified)                  Budget     Forecast     Forecast
----------------------------------------------------------------------------------------------
Personal Income Tax                                         $4,722      $4,651        $4,851
----------------------------------------------------------------------------------------------
   BC personal income growth                                   3.1%        2.8%          2.8%
   BC tax base growth                                          3.6%        3.3%          3.3%
   Average tax yield                                          5.45%       5.47%         5.45%
   BC 2002 tax base growth                                     2.4%        2.0%          3.8%
   BC 2002 tax base growth - 2002/03 Public Accounts           1.5%
----------------------------------------------------------------------------------------------
Corporation Income Tax                                      $  755      $  744        $  733
----------------------------------------------------------------------------------------------
   National tax base ($ billions)                           $118.3      $117.7        $120.7
   BC instalment share                                        8.49%       8.49%         8.49%
   Prior-year adjustments                                    -$114       -$114          -$68
   BC 2002 tax base growth                                    -2.5%       -2.5%          0.1%
   BC 2001 and prior year income tax revenue                $    0      $    0        $   38

   Revenue is recorded on a cash basis. Due to lags in the federal collection and instalment systems, changes to the BC corporate profits and tax base affect revenue in the succeeding year. For example, 2003/04 instalments from the federal government are based on B.C.'s share of the national tax base for the 2001 tax-year (assessed as of December 31, 2002) and a forecast of the 2003 national tax base.
----------------------------------------------------------------------------------------------
Social Service Tax                                          $3,995      $3,895        $3,895
----------------------------------------------------------------------------------------------
   Consumer expenditure growth                                 5.4%        4.0%          4.0%
   Business investment growth                                  3.5%        3.3%          3.3%
   Other expenditure growth                                    2.1%        3.4%          3.4%
----------------------------------------------------------------------------------------------
Petroleum, natural gas, minerals and Columbia River
   Treaty export electricity sales                          $2,006      $2,252        $2,403
----------------------------------------------------------------------------------------------
   Natural gas price ($Cdn/gigajoule at plant inlet)        $ 4.75      $ 5.50        $ 5.05
   Natural gas volumes (petajoules)                          1,080       1,038         1,043
   Auctioned land base (000 hectares)                          685         795           782
   Average bid price/hectare ($)                            $  350      $  400        $  824
   Mid-Columbia electricity price ($US/mega-watt hour)      $   37      $   45        $   41
   Exchange rate ($US/$Cdn)                                 $0.645      $0.711        $0.715
----------------------------------------------------------------------------------------------
Forests                                                     $1,102      $1,052        $  994
----------------------------------------------------------------------------------------------
   Prices (calendar year average)
      SPF 2x4 price ($US/thousand board feet)               $  244      $  253        $  270
      Hemlock price ($US/thousand board feet)               $  575      $  515        $  522
      Pulp ($US/tonne)                                      $  454      $  506        $  517
      Exchange rate ($US/$Cdn)                              $0.645      $0.711        $0.715

   Harvest volumes (million cubic metres)                     63.0        63.0          59.5
----------------------------------------------------------------------------------------------
Investment earnings                                         $  728      $  642        $  607
----------------------------------------------------------------------------------------------
   Sources of investment earnings
      Consolidated Revenue Fund revenue                     $   64      $   53        $   56
      Tax-payer supported Crown corporations and agencies   $   24      $   18        $   18
      Fiscal agency loan recoveries                         $  640      $  571        $  533

   Fiscal agency loan recoveries reflect the reduction in interest costs for the debt incurred on behalf of commercial Crown corporations
----------------------------------------------------------------------------------------------

                                                             Continued [GRAPHIC]

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                                  Appendix                                    37
--------------------------------------------------------------------------------


Table A.5 2003/04 Revenue Assumptions - Changes from Budget 2003 - Continued

--------------------------------------------------------------------------------------------------
   Revenue Source and Assumptions                                        1st Quarter   2nd Quarter
   ($ millions unless otherwise specified)                      Budget    Forecast      Forecast
--------------------------------------------------------------------------------------------------
Canada health and social transfer (CHST)                        $3,082     $3,055        $3,141

Equalization                                                    $  675     $  669        $    0
--------------------------------------------------------------------------------------------------
   National CHST cash ($ billions) excluding trust funds
      Base before 2003 Health Accord                            $ 19.3     $ 19.3        $ 19.3
      Health Reform Fund                                        $  1.0     $  1.0        $  1.0
      Early Learning and Child Care Services                    $0.025     $0.025        $0.025

   BC basic federal tax (BFT) ($ billions)                      $ 11.0     $ 11.0        $ 11.5
   National BFT ($ billions)                                    $ 95.7     $ 95.5        $ 96.4
   (includes estimate of prior years)

   BC share of national population                                13.1%      13.1%         13.1%

   Components of BC CHST revenue ($ millions)
      Current year base before 2003 Health Accord               $2,763     $2,738        $2,717
      Prior year adjustments                                    $    0        -$5        $  102

      Health Reform Fund (base)                                 $  130     $  130        $  130
      Diagnostic/Medical Equipment Trust ($200 million total)   $   60     $   60        $   60
      2003 CHST Supplement Trust ($333 million total)           $  129     $  129        $  129
                                                                ------     ------        ------
                                                                $  319     $  319        $  319

      Early Learning and Child Care Services                    $    0     $    3        $    3

   Components of Equalization revenue ($ millions)
      Current-year base                                         $  675     $  717        $  468
      Prior year adjustments                                    $    0       -$48         -$468
--------------------------------------------------------------------------------------------------
Commercial Crown                                                $1,381     $1,621        $1,689
corporation net income
--------------------------------------------------------------------------------------------------
   BC Hydro (before RSA transfer)                                 ($70)    $  115        $  146
      reservoir water inflows                                       87%        94%           93%
         (August 1, 2003 forecast)
      mean gas price                                              4.94       4.82          4.64
         ($US/MMbtu at Sumas)
--------------------------------------------------------------------------------------------------
   ICBC                                                         $   45     $  122        $   97
      investment income                                         $  335     $  302        $  303
      adjustment to prior-year claims                               --        ($6)         ($12)
      premium revenue trend                                       +7.0%      +8.2%         +8.2%
      claims-incurred trend                                       +2.4%      +6.3%         -2.3%
      reserve for potential legal tariff increase                   --         --        $   93
--------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

38                                   Appendix
--------------------------------------------------------------------------------


Table A.6 2003/04 Expense Assumptions - Changes from Budget 2003

-------------------------------------------------------------------------------------------------------
   Ministry Programs and Assumptions                                          1st Quarter   2nd Quarter
   ($ millions unless otherwise specified)                         Budget       Forecast      Forecast
-------------------------------------------------------------------------------------------------------
Children and Family Development                                     1,451        1,451         1,451
   Children-in-care caseload (#)                                    9,100        9,450         9,400
      Average annual residential cost per child in care ($)        26,300       26,300        26,300
-------------------------------------------------------------------------------------------------------
   Adult community living
      Residential services caseload (#)                             5,277        5,245         5,245
      Average cost per client ($)                                  66,800       66,800        66,800
      Training and support services (#)                             9,200        9,450         9,450
      Average cost per client ($)                                  12,200       12,900        12,900
-------------------------------------------------------------------------------------------------------
Forests                                                               565          980           915
   Direct Fire Fighting
      Fire fighting season finished by the end of October, 2003        55          410           375
      Rehabilitation work is ongoing                                  n/a           60            30
                                                                   ------       ------        ------
                                                                       55          470           405
                                                                   ======       ======        ======
-------------------------------------------------------------------------------------------------------
Health Services                                                    10,185 (1)   10,504        10,504
   Pharmacare                                                         614          743           743
   Demand/cost growth (per cent change)                             -12.5%         6.0%          6.0%
   Regional Health Sector Funding                                   6,419        6,609         6,609
-------------------------------------------------------------------------------------------------------
Public Safety and Solicitor General                                   507          579           612
   Emergency Program Act
      Fire fighting season finished by the end of October, 2003         3           75            92
      Floods                                                           13           13            29
                                                                   ------       ------        ------
                                                                       16           88           121
                                                                   ======       ======        ======
-------------------------------------------------------------------------------------------------------
Management of Public Funds and Debt                                   926          801           795
   Interest rates for new provincial borrowing:
      Short-term                                                     3.94         3.15          3.15
      Long-term                                                      5.93         5.45          5.45
      Exchange rate ($US/CDN )                                     0.6475       0.7324        0.7324
-------------------------------------------------------------------------------------------------------
Taxpayer-supported Crown corporations and agencies
   Updated net expense                                              1,955        2,029         2,033
-------------------------------------------------------------------------------------------------------

(1) Does not include Supplementary Estimates from increased federal contributions received under the First Ministers' Accord on Health Care Renewal.

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

                                   Appendix                                   39
--------------------------------------------------------------------------------


Table A.7 2003/04 Expense By Function

-----------------------------------------------------------------------------------------
                                                             2003/04
                                                   ----------------------------   Actual
($millions)                                        Budget   Forecast   Variance   2002/03
-----------------------------------------------------------------------------------------
Health..........................................   11,037    11,035        (2)     10,703
Social services.................................    2,856     2,840       (16)      3,145
Education.......................................    6,936     6,936        --       6,958
Protection of persons and property..............    1,428     1,531       103       1,418
Transportation..................................    1,354     1,328       (26)      1,743
Natural resources and economic development......    1,127     1,479       352       1,532
Other...........................................      763       763        --         667
Government restructuring........................      190       190        --         169
Contingencies (all ministries)..................      170       170        --          --
General government..............................      466       434       (32)        525
Debt servicing..................................    1,792     1,565      (227)      1,494
                                                   ------    ------      ----      ------
Total expense...................................   28,119    28,271       152      28,354
                                                   ======    ======      ====      ======
-----------------------------------------------------------------------------------------

Table A.8 2003/04 Full-Time Equivalents (FTEs) (1)


--------------------------------------------------------------------------------------------------------
                                                                          2003/04
                                                                 -----------------------------   Actual
   FTEs                                                          Budget   Forecast   Variance    2002/03
--------------------------------------------------------------------------------------------------------
Ministries and special offices (Consolidated Revenue Fund)....   29,049    29,199       150 (2)   29,751
Taxpayer-supported Crown corporations and agencies............    5,270     5,013      (257)       8,244 (3)
Children and family development governance authorities........      150        --      (150)(2)       --
                                                                 ------    ------      ----       ------
Total FTEs....................................................   34,469    34,212      (257)      37,995
                                                                 ======    ======      ====       ======
--------------------------------------------------------------------------------------------------------

(1) Full-time equivalents (FTEs) are a measure of staff employment. FTEs are calculated by dividing the total hours of employment paid for in a given period by the number of hours an individual, full-time person would normally work in that period. This does not equate to the physical number of employees. For example, two half-time employees would equal one FTE, or alternatively, three FTEs may represent two full-time employees who have worked sufficient overtime hours to equal an additional FTE.

(2) Reflects a review of the timing for the transfer of operations by the Ministry of Children and Family Development to authorities. The updated fiscal plan assumes that the transfer to the authorities will occur beginning in the spring/summer of 2004.

(3) Includes third quarter forecasts for Canadian Blood Services and the Forensic Psychiatric Services Commission. No estimates for these organizations were included in the 2002/03 Public Accounts.

--------------------------------------------------------------------------------
                        Second Quarterly Report 2003/04

40                                  Appendix
--------------------------------------------------------------------------------

Table A.9 2003/04 Capital Spending

----------------------------------------------------------------------------------------------------------------------------
                                                  Year-to-Date to September 30                        Full Year
                                               ------------------------------------   --------------------------------------
                                                        2003/04                                 2003/04
                                               --------------------------    Actual   ----------------------------    Actual
($ millions)                                   Budget   Actual   Variance   2002/03   Budget   Forecast   Variance   2002/03
----------------------------------------------------------------------------------------------------------------------------
Taxpayer-supported
   Education ...............................      182     152       (30)      160        407       375       (32)       367
   Health (1) ..............................       69      52       (17)       56        203       139       (64)       117
   BC Transportation Financing Authority ...      224     196       (28)      169        298       290        (8)       255
   BC Ferries ..............................       --      --        --        20         --        --        --         58
   Rapid Transit Project 2000 (1) ..........       20       9       (11)       24         42        21       (21)        59
   Vancouver Convention and Exhibition
      Centre expansion .....................       53      37       (16)       --         67        62        (5)        --
   Government operating (ministries) .......       72      43       (29)       43        325       260       (65)       183
   Other (2) ...............................       37      20       (17)       27        108        58       (50)        92
                                                -----     ---      ----       ---      -----     -----      ----      -----
   Total taxpayer-supported ................      657     509      (148)      499      1,450     1,205      (245)     1,131
                                                -----     ---      ----       ---      -----     -----      ----      -----
Self-supported
   BC Hydro ................................      433     301      (132)      357        820       769       (51)       741
   BC Rail .................................       19      22         3        28         39        35        (4)        52
   Columbia River power projects (3) .......       40      60        20        13         76       112        36         54
   ICBC (4) ................................       35       7       (28)       33         71        57       (14)        41
   BC Lotteries ............................       26      26        --        18         52        59         7         28
   Liquor Distribution Branch ..............        3       2        (1)        3          5         2        (3)         9
                                                -----     ---      ----       ---      -----     -----      ----      -----
   Total self-supported ....................      556     418      (138)      452      1,063     1,034       (29)       925
                                                -----     ---      ----       ---      -----     -----      ----      -----
   Total capital expenditures ..............    1,213     927      (286)      951      2,513     2,239      (274)     2,056
                                                =====     ===      ====       ===      =====     =====      ====      =====
----------------------------------------------------------------------------------------------------------------------------

(1) Net of spending by hospital districts for cost-shared projects and capital spending on behalf of, and recovered from, the Greater Vancouver Transportation Authority (TransLink).

(2) Includes BC Housing Management Commission, Provincial Rental Housing Corporation, BC Buildings Corporation, Ministry of Attorney General, Ministry of Public Safety and Solicitor General, Ministry of Children and Family Development and BC Transit.

(3)  Columbia Power Corporation and Columbia Basin Trust.

(4)  Includes ICBC Properties Ltd.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                                    Appendix                                  41
--------------------------------------------------------------------------------


Table A.10 2003/04 Capital Expenditure Projects Greater Than $50 million(1)
Note: Information in bold type denotes changes from the 2003/04 first Quarterly Report.

------------------------------------------------------------------------------------------------------------------------
                                                                                                              Estimated
                                                                           Forecast          Cumulative        Spending
                                                             Start        Completion         Spending at      April 1 to
($ millions)                                                  Date           Date       Mar. 31, 2003(2)(+)    Sept. 30
------------------------------------------------------------------------------------------------------------------------
Advanced Education facilities
   UBC - Life Sciences Centre ........................    Apr. 2002      Sept. 2004               22               28
------------------------------------------------------------------------------------------------------------------------
Health facilities
   Vancouver General Hospital,
      redevelopment project ..........................    Sept. 2000      Jan. 2007(4)            61               13
   Prince George Regional Hospital ...................    Spring 2001     Mar. 2004               32                6
                                                                                               -----              ---
      Total health facilities ........................                                            93               19
------------------------------------------------------------------------------------------------------------------------
Transportation
   Trans Canada Highway -
      5 Mile (Yoho) Bridge ...........................      May 1999      Fall 2006               19                6
   Nisga'a Highway ...................................     Aug. 1998      Fall 2005               26                9
   SkyTrain extension - phase 1 ......................    Sept. 1998      Dec. 2005            1,050                6
   SkyTrain fleet expansion (6) ......................     Oct. 1998     Sept. 2003               65                3
                                                                                               -----              ---
      Total transportation ...........................                                         1,160               24
------------------------------------------------------------------------------------------------------------------------
Power generation
   BC Hydro
   - Burrard upgrade (including 6 selective
      catalytic reduction systems) (7) ...............     June 1993      Oct. 2003              191                5
   - Georgia Strait pipeline crossing (8) ............    April 2000(9)   Dec. 2006               25                3
   - Vancouver Island generation project .............    April 2000(9)   Jan. 2007               77              (10)
   - Addition of fourth generating unit
      at Seven Mile Dam ..............................     Feb. 1995      Apr. 2003               81                3
   - Seven Mile Dam safety improvements ..............     June 1999      Mar. 2005               23                9
   - Customer information system .....................     July 2001      Dec. 2003               39               14
   - Finance business transformation .................     Jan. 1999      May. 2003               49                3
      Brilliant Expansion Power Corporation (10)
   - Brilliant Dam power expansion ...................     Oct. 2002      Aug. 2006               11               36
                                                                                               -----              ---
      Total power generation .........................                                           496               63
------------------------------------------------------------------------------------------------------------------------
Other
   ICBC Properties Ltd.
   - Surrey Central City .............................    Sept. 1999      Dec. 2005(11)          216                4
   Vancouver Convention and Exhibition
      Centre expansion ...............................        2003           2008                 --               37
   Seymour water filtration plant ....................     Dec. 2002      Mar. 2006               50               --
                                                                                               -----              ---
      Total other ....................................                                           266               41
------------------------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------
                                                            Estimated
                                                            Cumulative       Total         Total
                                                           Spending at      Project       Project
($ millions)                                              Sept. 30, 2003   Budget(3)     Forecast(3)
----------------------------------------------------------------------------------------------------
Advanced Education facilities
   UBC - Life Sciences Centre ........................          50              110          110
----------------------------------------------------------------------------------------------------
Health facilities
   Vancouver General Hospital,
      redevelopment project ..........................          74              156          156
   Prince George Regional Hospital ...................          38               50           50
                                                             -----            -----        -----
      Total health facilities ........................         112              206          206
----------------------------------------------------------------------------------------------------
Transportation
   Trans Canada Highway -
      5 Mile (Yoho) Bridge ...........................          25               42(5)        42(5)
   Nisga'a Highway ...................................          35               52           52
   SkyTrain extension - phase 1 ......................       1,056            1,167        1,117
   SkyTrain fleet expansion (6) ......................          68               68           68
                                                             -----            -----        -----
      Total transportation ...........................       1,184            1,329        1,279
----------------------------------------------------------------------------------------------------
Power generation
   BC Hydro
   - Burrard upgrade (including 6 selective
      catalytic reduction systems) (7) ...............         196              222          199
   - Georgia Strait pipeline crossing (8) ............          28              131          209
   - Vancouver Island generation project .............          67              370(10)      370(10)
   - Addition of fourth generating unit at Seven
        Mile Dam .....................................          84               97           89
   - Seven Mile Dam safety improvements ..............          32              100           76
   - Customer information system .....................          53               63           63
   - Finance business transformation .................          52               61           57
   Brilliant Expansion Power Corporation (10)
   - Brilliant Dam power expansion ...................          47              205          205
                                                             -----            -----        -----
      Total power generation .........................         559            1,249        1,268
----------------------------------------------------------------------------------------------------
Other
   ICBC Properties Ltd.
   - Surrey Central City .............................         220              312          312
   Vancouver Convention and Exhibition
      Centre expansion ...............................          37              230          230(12)
   Seymour water filtration plant ....................          50               50           50(13)
                                                             -----            -----        -----
      Total other ....................................         307              592          592
----------------------------------------------------------------------------------------------------

(1) Only projects that have been approved by Treasury Board are included in this table. Ministry service plans may include projects that still require final approval.

(2)  Total expenditures since commencement of each project.

(3)  Represents sum of annual budgeted expenditures to complete each project.

(4) Individual components were completed starting in December 2000 and will continue to be completed before the end of the overall project.

(5) Amount represents the provincial portion of this cost-shared project with the federal government. Total project budget is $65 million.

(6) Funds are fully recovered from the Greater Vancouver Transportation Authority (TransLink).

(7) Burrard generating station upgrade includes installation of Selective Catalytic Reduction (SCRs) systems on all 6 generating units. SCRs reduce emissions from the units and are required to meet the air quality standards for the Greater Vancouver Regional District.

(8) Project co-sponsored with a private sector company. The amounts shown represent BC Hydro's 50 per cent share of the costs; however, only partial funding has been approved to date.

(9) Initial planning, preliminary field work and engineering design costs. Physical construction will begin at a later date.

(10) A joint venture of the Columbia Power Corporation and the Columbia Basin Trust.

(11) The base building was substantially completed in January 2003; however, work to prepare space for new tenants is required.

(12) Provincial portion of this cost-shared project with the federal government and the tourism industry. Total project budget is $550 million.

(13) Provincial portion of this cost-shared project under the Canada/BC Infrastructure Program.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

42                                  Appendix
--------------------------------------------------------------------------------


Table A.11 2003/04 Provincial Debt(1)

---------------------------------------------------------------------------------------------------
                                                               Balance as at September 30, 2003
                                                           ----------------------------------------
                                                Balance                 Debt Outstanding
                                               March 31,      Net       ----------------
($ millions)                                     2003      Change(2)    Actual    Budget   Variance
---------------------------------------------------------------------------------------------------
Taxpayer-supported debt
   Provincial government operating .........     15,453       (143)     15,310    16,096      (786)
   Education facilities
      Schools ..............................      4,294         43       4,337     4,385       (48)
      Post-secondary institutions ..........      1,499         70       1,569     1,585       (16)
                                                 ------       ----      ------    ------    ------
                                                  5,793        113       5,906     5,970       (64)
                                                 ------       ----      ------    ------    ------
   Health facilities .......................      2,004         39       2,043     2,082       (39)
                                                 ------       ----      ------    ------    ------
   Highways, ferries and public transit
      BC Transportation Financing
         Authority .........................      2,661          9       2,670     2,756       (86)
      BC Transit ...........................         87         (3)         84        79         5
      Public transit .......................        930         (8)        922       927        (5)
      SkyTrain extension ...................      1,105          9       1,114     1,147       (33)
      Rapid Transit Project 2000 ...........          3         (3)         --        --        --
                                                 ------       ----      ------    ------    ------
                                                  4,786          4       4,790     4,909      (119)
                                                 ------       ----      ------    ------    ------
   Other
      BC Buildings .........................        456        (99)        357       408       (51)
      Social housing (3)....................        161         (6)        155       174       (19)
      Homeowner Protection Office ..........        123          5         128       131        (3)
      Universities and colleges - fiscal
         agency loans ......................        105        (12)         93       109       (16)
      Other(4) .............................        179        (33)        146       121        25
                                                 ------       ----      ------    ------    ------
                                                  1,024       (145)        879       943       (64)
                                                 ------       ----      ------    ------    ------
Total taxpayer-supported debt ..............     29,060       (132)     28,928    30,000    (1,072)
                                                 ------       ----      ------    ------    ------
Self-supported debt
   Commercial Crown corporations
      and agencies
      BC Hydro .............................      6,829        325       7,154     7,659      (505)
      BC Rail ..............................        494        (15)        479       480        (1)
      Columbia River power projects ........        118         99         217       252       (35)
      Columbia Power Corporation ...........         47        (47)         --        --        --
      Liquor Distribution Branch ...........          9         --           9        11        (2)
                                                 ------       ----      ------    ------    ------
                                                  7,497        362       7,859     8,402      (543)
   Warehouse borrowing program .............         --         68          68       224      (156)
                                                 ------       ----      ------    ------    ------
Total self-supported debt ..................      7,497        430       7,927     8,626      (699)
                                                 ------       ----      ------    ------    ------
Forecast allowance .........................         --         --          --        --        --
                                                 ------       ----      ------    ------    ------
Total provincial debt ......................     36,557        298      36,855    38,626    (1,771)
                                                 ======       ====      ======    ======    ======
--------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------

                                                      Balance as at March 31, 2004
                                               -----------------------------------------
                                                            Debt Outstanding
                                                  Net       -----------------
($ millions)                                   Change (2)   Forecast   Budget   Variance
----------------------------------------------------------------------------------------
Taxpayer-supported debt
   Provincial government operating .........     1,040       16,493    17,782     (1,289)
   Education facilities
      Schools ..............................       138        4,432     4,468        (36)
      Post-secondary institutions ..........       183        1,682     1,702        (20)
                                                 -----       ------    ------     ------
                                                   321        6,114     6,170        (56)
                                                 -----       ------    ------     ------
   Health facilities .......................       116        2,120     2,205        (85)
                                                 -----       ------    ------     ------
   Highways, ferries and public transit
      BC Transportation Financing
         Authority .........................       162        2,823     2,812         11
      BC Transit ...........................        (2)          85        82          3
      Public transit .......................       (11)         919       923         (4)
      SkyTrain extension ...................        21        1,126     1,170        (44)
      Rapid Transit Project 2000 ...........        (3)          --        --         --
                                                 -----       ------    ------     ------
                                                   167        4,953     4,987        (34)
                                                 -----       ------    ------     ------
   Other
      BC Buildings .........................      (161)         295       372        (77)
      Social housing (3) ...................        21          182       178          4
      Homeowner Protection Office ..........        11          134       134         --
      Universities and colleges - fiscal
         agency loans ......................       (13)          92       108        (16)
      Other (4) ............................       (65)         114       110          4
                                                 -----       ------    ------     ------
                                                  (207)         817       902        (85)
                                                 -----       ------    ------     ------
Total taxpayer-supported debt ..............     1,437       30,497    32,046     (1,549)
                                                 -----       ------    ------     ------
Self-supported debt
   Commercial Crown corporations
      and agencies
      BC Hydro .............................       270        7,099     7,689       (590)
      BC Rail ..............................       (16)         478       478         --
      Columbia River power projects ........        95          213       243        (30)
      Columbia Power Corporation ...........       (47)          --        --         --
      Liquor Distribution Branch ...........        (1)           8        10         (2)
                                                 -----       ------    ------     ------
                                                   301        7,798     8,420       (622)
   Warehouse borrowing program .............        --           --        --         --
                                                 -----       ------    ------     ------
Total self-supported debt ..................       301        7,798     8,420       (622)
                                                 -----       ------    ------     ------
Forecast allowance .........................       450          450       500        (50)
                                                 -----       ------    ------     ------
Total provincial debt ......................     2,188       38,745    40,966     (2,221)
                                                 =====       ======    ======     ======
----------------------------------------------------------------------------------------

(1) Debt includes provincial government direct debt, fiscal agency loans, other debt that has been guaranteed by the provincial government, and certain other debt that is not provincially guaranteed.

(2) Gross new long-term borrowing plus net change in short-term debt outstanding, less sinking fund contributions, sinking fund earnings and net maturities of long-term debt (after deduction of sinking fund balances for maturing issues).

(3) Includes the BC Housing Management Commission and the Provincial Rental Housing Corporation.

(4)  Includes student assistance loan guarantees.

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04

                                    Appendix                                  43
--------------------------------------------------------------------------------


Table A.12 2003/04 Statement of Financial Position

----------------------------------------------------------------------------------------
                                                       Actual    Year-to-Date   Forecast
                                                      March 31   September 30   March 31
($ millions)                                            2003         2003         2004
---------------------------------------------------   --------   ------------   --------
Financial Assets
   Cash and temporary investments .................       326        1,714          331
   Other financial assets .........................     4,093        3,930        4,544
   Investments in commercial Crown corporations:
      Retained earnings ...........................     2,629        2,808        2,780
      Recoverable capital loans ...................     7,381        7,636        7,664
                                                      -------      -------      -------
                                                       10,010       10,444       10,444
                                                      -------      -------      -------
                                                       14,429       16,088       15,319
                                                      -------      -------      -------
Liabilities
   Current and accrued liabilities ................     4,580        5,949        5,129
   Debt:
      Taxpayer-supported debt .....................    29,060       28,928       30,497
      Self-supported debt .........................     7,497        7,927        7,798
      Forecast allowance ..........................        --           --          450
                                                      -------      -------      -------
   Total provincial debt ..........................    36,557       36,855       38,745
      Less : guarantees and non-guaranteed debt ...      (416)        (509)        (409)
                                                      -------      -------      -------
                                                       36,141       36,346       38,336
                                                      -------      -------      -------
                                                       40,721       42,295       43,465
                                                      -------      -------      -------
Net Liabilities ...................................   (26,292)     (26,207)     (28,146)
                                                      =======      =======      =======
Capital and Other Assets
   Prepaid capital advances .......................     7,108        7,097        7,184
   Tangible capital assets ........................    10,950       10,359       10,451
   Other assets ...................................       280          267          257
                                                      -------      -------      -------
                                                       18,338       17,723       17,892
                                                      -------      -------      -------
Accumulated surplus (deficit) .....................    (7,954)      (8,484)     (10,254)
                                                      =======      =======      =======
----------------------------------------------------------------------------------------

Changes in Financial Position
-----------------------------------------------------------------------------------------------
                                                                           Actual      Forecast
                                                                        September 30   March 31
($ millions)                                                                2003         2004
-----------------------------------------------------------------------------------------------
Change in accumulated (surplus) deficit .............................         530        2,300
                                                                           ------       ------
Working capital changes:
   Increase (reduction) in cash and temporary investments ...........       1,388            5
   Other working capital changes ....................................      (1,545)        (121)
                                                                           ------       ------
                                                                             (157)        (116)
                                                                           ------       ------
Capital asset and investment changes:
   Increase in taxpayer-supported capital investments ...............         509        1,205
      Less: amortization and other accounting changes ...............      (1,111)      (1,628)
                                                                           ------       ------
                                                                             (602)        (423)
                                                                           ------       ------
   Increase in total investment in commercial Crown corporations ....         270        1,278
      Less: loan repayments and other accounting changes ............         164         (844)
                                                                           ------       ------
                                                                              434          434
                                                                           ------       ------
                                                                             (168)          11
                                                                           ------       ------
Increase (decrease) in guarantees and non-guaranteed debt ...........          93           (7)
                                                                           ------       ------
Increase (decrease) in total provincial debt ........................         298        2,188
                                                                           ======       ======
-----------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                         Second Quarterly Report 2003/04